As filed with the Securities and Exchange Commission on August 11, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

XEROX CORPORATION

(Exact Name of Registrant as Specified in its Charter)

New York	7389	16-0468020
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

201 Merritt 7

Norwalk, Connecticut 06851-1056

(203) 968-3000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Sarah Hlavinka McConnell

Executive Vice President, General Counsel and Secretary

Xerox Corporation

201 Merritt 7

Norwalk, Connecticut 06851-1056

Tel: (203) 968-3000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

LizabethAnn Eisen, Esq.

Cravath, Swaine & Moore LLP

825 Eighth Avenue

New York, New York 10019

(212) 474-1000

Approximate date of commencement of proposed sale to the public:

As soon as practicable after this registration statement is declared effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company”, and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
4.070% Senior Notes due 2022	$300,000,000	100%	$300,000,000	$34,770

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Calculated in accordance with Rule 457(f) under the Securities Act.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not exchange these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale thereof is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 11, 2017

PRELIMINARY PROSPECTUS

Xerox Corporation

OFFER TO EXCHANGE

This is an offer by Xerox Corporation to exchange up to $300,000,000 aggregate principal amount of outstanding 4.070% Senior Notes due 2022 that were issued in a private offering on March 17, 2017 (the “Restricted Notes”), for a like aggregate principal amount of 4.070% Senior Notes due 2022 (the “Exchange Notes”), in a transaction registered under the Securities Act of 1933, as amended (the “Securities Act”) (the “Exchange Offer”).

The Exchange Offer is subject to customary closing conditions and will expire at 11:59 p.m., New York City time, on                     , 2017, unless we extend the Exchange Offer in our sole and absolute discretion.

The Exchange Offer:

•	We will exchange an equal principal amount of the Exchange Notes for all outstanding Restricted Notes that are validly tendered and not validly withdrawn prior to the expiration or termination of the Exchange Offer.

•	You may withdraw tenders of the Restricted Notes at any time prior to the expiration or termination of the Exchange Offer.

•	The terms of the Exchange Notes are identical in all material respects to those of the outstanding Restricted Notes, except that the transfer restrictions, registration rights and additional interest provisions relating to the Restricted Notes do not apply to the Exchange Notes.

•	The exchange of the Restricted Notes for the Exchange Notes will not be a taxable transaction for United States federal income tax purposes, but you should see the discussion under the caption “Material U.S. Federal Income Tax Consequences” for more information.

•	We will not receive any proceeds from the Exchange Offer.

•	We issued the Restricted Notes in a transaction not requiring registration under the Securities Act and, as a result, their transfer is restricted. We are making the Exchange Offer to satisfy your registration rights as a holder of the Restricted Notes.

The Exchange Notes will be senior unsecured obligations of the Company, ranking pari passu in right of payment with all other senior unsecured obligations of the Company. The Exchange Notes will be effectively subordinated to all secured debt of the Company, structurally subordinated to the debt of the Company’s Subsidiaries and effectively subordinated to the other senior debt of the Company that has the benefit of certain provisions and covenants not applicable to the Exchange Notes. See “Risk Factors—The Exchange Notes will be structurally subordinated to all liabilities of our subsidiaries”. For a more detailed description of the Exchange Notes, see “Description of the Exchange Notes”.

The Exchange Notes, together with any Restricted Notes that are not exchanged in the Exchange Offer, will be governed by the same indenture, constitute the same class of debt securities for the purposes of the indenture and vote together on all matters.

Each broker-dealer that receives the Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes. The letter of transmittal accompanying this prospectus states that, by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of the Exchange Notes received in exchange for the Restricted Notes where such Restricted Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. Under the registration rights agreement, we have agreed to make available a prospectus in conformity in all material respects with the requirements of the Securities Act and the Trust Indenture Act of 1939, as amended, to any participating broker-dealer for use in connection with any resale of any Exchange Notes acquired in the Exchange Offer for the period beginning when the Exchange Notes are first issued in the Exchange Offer and ending upon the earlier of the expiration of the 180th day after the Exchange Offer has been completed or such time as such broker-dealers no longer own any Restricted Notes. See “Plan of Distribution”.

All untendered Restricted Notes will continue to be subject to the restrictions on transfer set forth in the outstanding Restricted Notes and in the indenture. In general, the Restricted Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and other applicable securities laws. Other than in connection with the Exchange Offer, we do not currently anticipate that we will register the Restricted Notes under the Securities Act.

There is no established trading market for the Exchange Notes. We do not plan to list the Exchange Notes on a national exchange.

See “Risk Factors” beginning on page 12 for a discussion of risks you should consider prior to tendering your outstanding Restricted Notes for exchange.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2017.

We have not authorized any person to provide any information or to make any representation other than the information contained or incorporated by reference in this prospectus, and if any person provides any of this information or makes any representation of this kind, that information or representation must not be relied upon as having been authorized by us. If you receive any other information, you should not rely on it. We are not making the Exchange Offer to, nor will we accept surrenders for exchange from, holders of outstanding Restricted Notes in any jurisdiction in which the applicable Exchange Offer would not be in compliance with the securities or blue sky laws of such jurisdiction or where it is otherwise unlawful. This prospectus may only be used where it is legal to sell these securities. You should assume that the information contained in this prospectus is accurate only as of its date, and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates.

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WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In accordance with the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC file number is 001-04471. You can read and copy this information at the following location of the SEC:

Public Reference Room

100 F Street, N.E.

Room 1850

Washington, D.C. 20549

You can also obtain copies of these materials from this public reference room, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on its public reference room. The SEC also maintains a web site that contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC. The address of that site is www.sec.gov.

We are “incorporating by reference” into this prospectus certain information we file with the SEC, which means that we are disclosing important information to you by referring you to those documents. The documents incorporated by reference include important information about us, including our financial condition, results of operations and description of our business. The information incorporated by reference is an important part of this prospectus. The following documents that we filed with the SEC are incorporated into this prospectus by reference:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the SEC on February 27, 2017;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017, filed with the SEC on May 3, 2017, and June 30, 2017, filed with the SEC on August 7, 2017;

•	our Current Reports on Form 8-K filed January 3, 2017, January 6, 2017, January 27, 2017, March 2, 2017, March 14, 2017, March 17, 2017, March 28, 2017, May 24, 2017, and June 14, 2017 (Item 8.01 information only); and

•	Selected Financial Data contained in Exhibit 99(d), filed herewith.

Any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this prospectus and prior to the completion of the Exchange Offer, are also incorporated by reference into this prospectus. Information incorporated by reference is considered to be a part of this prospectus, and later information filed with the SEC prior to the completion of the Exchange Offer will automatically update and supersede information in this prospectus and in our other filings with the SEC. Information we elect to furnish to but not file with the SEC in accordance with SEC rules and regulations is not incorporated into this prospectus and does not constitute part of this prospectus.

You may request a copy of any filing referred to above (including any exhibits that are specifically incorporated by reference), at no cost, by contacting Xerox at the following address or telephone number:

Xerox Corporation

201 Merritt 7

Norwalk, CT 06851-1056

(203) 968-3000

We are solely responsible for the information contained in this prospectus. We have not authorized anyone to provide you with different information. We do not take any responsibility for any other information that others may give you. This prospectus is not an offer to sell or a solicitation of an offer to buy the securities in any jurisdiction or under any circumstances in which the offer or sale is unlawful. You should not assume that the information contained in this prospectus is accurate as of any date other than the date of this prospectus.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus and statements in other reports or information filed or to be filed with the SEC and incorporated by reference herein or therein (as well as information included in oral statements or other written statements made or to be made by us), are, or will be, “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “will”, “should” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially. Such factors include, but are not limited to: our ability to address our business challenges in order to reverse revenue declines, reduce costs and increase productivity so that we can invest in and grow our business; changes in economic conditions, political conditions, trade protection measures, licensing requirements and tax laws in the United States and in the foreign countries in which we do business; changes in foreign currency exchange rates; our ability to successfully develop new products, technologies and service offerings and to protect our intellectual property rights; the risk that multiyear contracts with governmental entities could be terminated prior to the end of the contract term and that civil or criminal penalties and administrative sanctions could be imposed on us if we fail to comply with the terms of such contracts and applicable law; the risk that partners, subcontractors and software vendors will not perform in a timely, quality manner; actions of competitors and our ability to promptly and effectively react to changing technologies and customer expectations; our ability to obtain adequate pricing for our products and services and to maintain and improve cost efficiency of operations, including savings from restructuring actions; the risk that individually identifiable information of customers, clients and employees could be inadvertently disclosed or disclosed as a result of a breach of our security systems; reliance on third parties, including subcontractors, for manufacturing of products and provision of services; our ability to manage changes in the printing environment and markets and expand equipment placements; interest rates, cost of borrowing and access to credit markets; funding requirements associated with our employee pension and retiree health benefit plans; the risk that our operations and products may not comply with applicable worldwide regulatory requirements, particularly environmental regulations and directives and anti-corruption laws; the outcome of litigation and regulatory proceedings to which we may be a party; the risk that we do not realize all of the expected strategic and financial benefits from the separation and spin-off of our Business Process Outsourcing (BPO) business; and other factors that are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other sections of our Annual Report on Form 10-K for the year ended December 31, 2016, and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017, and June 30, 2017, as filed with the SEC. Xerox assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

Fuji Xerox Co., Ltd. (“Fuji Xerox”) is a joint venture between Xerox Corporation and Fujifilm Holdings Corporation (“Fujifilm”) in which Xerox holds a noncontrolling 25% equity interest and Fujifilm holds the remaining equity interest. Given our status as a minority investor, we have limited contractual and other rights to information with respect to Fuji Xerox matters. On April 20, 2017, Fujifilm publicly announced it had formed an independent investigation committee (IIC) to conduct a review of the appropriateness of the accounting practices at Fuji Xerox’s New Zealand subsidiary. Fujifilm publicly announced that the IIC completed its review during the second quarter 2017 and identified additional adjustments from the amount initially disclosed by Fujifilm bringing the total aggregate adjustments to approximately JPY 40 billion (approximately $360 million based on the Yen/U.S. Dollar spot exchange rate at March 31, 2017 of 111.89). The increase in adjustments related to subsequent findings by the IIC in their investigation primarily related to misstatements at Fuji Xerox’s Australian subsidiary, as well as certain other adjustments. We determined that our cumulative share of the revised amount of total adjustments identified as part of the investigation was approximately $90 million and impacted our fiscal years 2009 through 2017. Based on our procedures, as well as those performed by Fuji Xerox and Fujifilm, we concluded that the cumulative correction of the misstatements in our historical financial statements would have had a material effect on our current year consolidated financial statements. Accordingly, we concluded that we should revise our previously issued annual and interim consolidated financial statements for 2014, 2015 and 2016 and the first quarter of 2017 the next time they are filed. The Fujifilm audited financial statements were issued in Japan on July 31, 2017, and our review of this matter has been completed. However, at this time, we can provide no assurances relative to the outcome of any potential governmental investigations or any consequences thereof that may happen as a result of this matter.

All forward-looking statements are qualified by, and should be read in conjunction with, these Risk Factors, and you should review the information under the caption “Risk Factors” in this prospectus.

MARKET AND INDUSTRY DATA

Certain market and industry data included or incorporated by reference into this prospectus has been obtained from third-party sources that we believe to be reliable. Market estimates are calculated by leveraging third-party forecasts from firms such as International Data Corporation and Infosource in conjunction with our assumptions about our markets. We have not independently verified such third-party information and cannot assure you of its accuracy or completeness. While we are not aware of any misstatements regarding any market, industry or similar data presented herein, such data involves risks and uncertainties and is subject to change based on various factors, including those discussed under the headings “Cautionary Statement Concerning Forward-Looking Statements” and “Risk Factors” in this prospectus as well as those listed under “Forward-Looking Statements” and “Risk Factors” in the documents incorporated by reference into this prospectus, including, but not limited to, our Annual Report on Form 10-K for the year ended December 31, 2016, and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017, and June 30, 2017, as filed with the SEC and under similarly captioned sections in future filings that we make with the SEC under the Exchange Act.

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SUMMARY

This summary highlights selected information about us and this Exchange Offer from this prospectus and is therefore qualified in its entirety by the more detailed information appearing elsewhere, or incorporated by reference, in this prospectus. It may not contain all the information that may be important to you. We urge you to read carefully this entire prospectus and the other documents to which it refers to understand fully the terms of the Exchange Notes and the Exchange Offer. As used in this prospectus, unless otherwise indicated, “Xerox”, “the Company”, “we”, “our” and “us” are used interchangeably to refer to Xerox Corporation or to Xerox Corporation and its consolidated subsidiaries, as appropriate to the context.

Xerox Corporation

Xerox is innovating the way the world communicates, connects and works. We apply our expertise in imaging and printing, data analytics, and the development of secure and automated solutions to help our customers improve productivity, maximize profitability and increase client satisfaction.

We are a leading global provider of digital print technology and related solutions; we operate in a market estimated by us at approximately $85 billion. Our primary offerings span three main areas: Managed Document Services (which largely represents the Document Outsourcing business that was reported in our Services segment before the Separation, defined below), Workplace Solutions and Graphic Communications. Our Managed Document Services offerings help customers, ranging from small businesses to global enterprises, optimize their printing and related document workflow and business processes. Xerox led the establishment of this expanding market and continues as the industry leader. Our Workplace Solutions and Graphic Communications products and solutions support the work processes of our customers by providing them with an efficient, cost effective printing and communications infrastructure.

We are a New York corporation and our principal executive offices are located at 201 Merritt 7, P.O. Box 4505, Norwalk, Connecticut 06856-4505. Our telephone number is (203) 968-3000. This prospectus contains summaries believed to be accurate with respect to certain documents, but reference is made to the actual documents themselves for complete information. All such summaries are qualified in their entirety by such reference. To obtain timely delivery, you must request the information incorporated by reference herein no later than five business days before the Expiration Date (as defined below) of the Exchange Offer. We will, upon request, provide without charge to each person to whom this prospectus is delivered a copy of any or all of the documents incorporated or deemed to be incorporated by reference into this prospectus (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into this prospectus). See “Where You Can Find More Information”.

Company Separation

On December 31, 2016, Xerox Corporation completed the separation of its Business Process Outsourcing (BPO) business from its Document Technology and Document Outsourcing (DT/DO) business (the “Separation”). The Separation was accomplished by moving the BPO business into a new legal entity, Conduent Incorporated (“Conduent”), and then distributing one hundred percent (100%) of the outstanding common stock of Conduent to Xerox Corporation stockholders (the “Distribution”). Conduent is now an independent public company listed and traded on the New York Stock Exchange (“NYSE”) under the symbol “CNDT”.

As a result of the Separation and Distribution, the BPO business is presented as a discontinued operation and, as such, has been excluded from continuing operations and segment results for all periods presented.

In connection with the Separation, Xerox entered into several agreements with Conduent to (1) effect the legal and structural separation of Xerox and Conduent, (2) govern the relationship between Xerox and Conduent up to and after the completion of the Separation and (3) allocate between Xerox and Conduent various assets, liabilities and obligations, including, among other things, employee benefits and tax-related assets and liabilities. The agreements included a separation and distribution agreement, a transition service agreement, a tax matters agreement, an employee matters agreement, an intellectual property agreement and a trademark license agreement. The transition services primarily involve Xerox providing services to Conduent related to information technology and human resource infrastructure and are all expected to be for terms of no more than one year post-separation.

SUMMARY OF THE EXCHANGE OFFER

On March 27, 2017, we completed an exchange offer in which we purchased $300,000,000 of our existing notes for cash and the private offering of $300,000,000 aggregate principal amount of 4.070% Senior Notes due 2022, which were issued on March 17, 2017, and which we refer to as the “Restricted Notes”. As part of that offering, we entered into a registration rights agreement with the initial purchasers of those Restricted Notes in which we agreed to use our commercially reasonable efforts to complete an exchange offer for such Restricted Notes in compliance with applicable securities laws. See “The Exchange Offer—Purpose of the Exchange Offer”.

The following is a brief summary of certain terms of the Exchange Offer and the principal terms of the Exchange Notes. It may not contain all the information that is important to you. For additional information regarding the Exchange Offer and the Exchange Notes, see “The Exchange Offer” and “Description of the Exchange Notes”.

Issuer	Xerox Corporation.

Restricted Notes	$300,000,000 in aggregate principal amount of 4.070% Senior Notes due 2022.

Exchange Notes	$300,000,000 in aggregate principal amount of 4.070% Senior Notes due 2022.

The Exchange Notes have been registered under the Securities Act.

The form and terms of the Exchange Notes are identical in all material respects to those of the Restricted Notes, except that the transfer restrictions, registration rights and additional interest provisions relating to the Restricted Notes do not apply to the Exchange Notes.

In addition, the Exchange Notes bear different CUSIP and ISIN numbers than the corresponding series of Restricted Notes.

The Exchange Offer	We are offering to exchange up to $300,000,000 aggregate principal amount of the Restricted Notes for a like aggregate principal amount of the Exchange Notes to satisfy certain of our obligations under the registration rights agreement that we entered into when the Restricted Notes were issued in reliance upon the exemption from registration provided by Section 4(a)(2) and Regulation S of the Securities Act.

The Restricted Notes may only be tendered in minimum denominations of $2,000 in principal amount or in integral multiples of $1,000 in excess thereof. See “The Exchange Offer—Terms of the Exchange Offer”.

In order to exchange the Restricted Notes, you must follow the required procedures and we must accept the Restricted Notes for exchange. We will exchange all Restricted Notes validly tendered and not validly withdrawn prior to the Expiration Date (as defined below) of the Exchange Offer. See “The Exchange Offer”.

Expiration Date; Tenders	The Exchange Offer will expire at 11:59 p.m., New York City time, on , 2017, unless extended by us (such date and time, as they may be extended, the “Expiration Date”). By tendering your Restricted Notes, you represent to us that:

•	you are not an “affiliate”, as defined in Rule 405 under the Securities Act, of ours;

•	you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in a “distribution”, as defined in the Securities Act, of the Exchange Notes;

•	you are acquiring the Exchange Notes in your ordinary course of business; and

•	if you are a broker-dealer, you will receive the Exchange Notes for your own account in exchange for the Restricted Notes that were acquired by you as a result of your market-making or other trading activities, you will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the Exchange Notes you receive and you have not entered into any agreement or understanding with us or any of our “affiliates”, as defined in Rule 405 under the Securities Act, to participate in a “distribution”, as defined under the Securities Act, of the Exchange Notes. For further information regarding resales of the Exchange Notes by participating broker-dealers, see the discussion under the caption “Plan of Distribution”.

Withdrawal	You may withdraw any Restricted Notes tendered in the Exchange Offer at any time prior to the Expiration Date. See “The Exchange Offer—Withdrawal Rights”.

Interest on the Exchange Notes and the Restricted Notes	Each Exchange Note will bear interest at the rate per annum of 4.070% from the most recent date, if any, to which interest has been paid on the Restricted Notes. The interest on the Exchange Notes will be payable semiannually on March 15 and September 15 of each year, beginning on September 15, 2017. No interest will be paid on Restricted Notes that are tendered and accepted for exchange following their acceptance for exchange.

Conditions to the Exchange Offer	The Exchange Offer is subject to customary conditions, which we may waive. The Exchange Offer is not conditioned upon the tender of any minimum principal amount of outstanding Restricted Notes. See “The Exchange Offer—Conditions to the Exchange Offer”.

Procedures for Tendering Restricted Notes	You must do the following on or prior to the expiration or termination of the Exchange Offer to participate in the Exchange Offer:

•

tender your Restricted Notes by sending the certificates for your Restricted Notes, in proper form for transfer, a properly completed and duly executed letter of transmittal, with any required signature guarantees, and all other documents required by the letter of transmittal, to The Bank of New York Mellon, as Exchange Agent, at one of the addresses listed below under the caption “The Exchange Offer—Exchange Agent”; or

•	tender your Restricted Notes by using the book-entry transfer procedures described below and sending a properly completed and duly executed letter of transmittal, with any required signature guarantees, or causing to be delivered an agent’s message instead of the letter of transmittal, to the Exchange Agent. In order for a book-entry transfer to constitute a valid tender of your Restricted Notes in the Exchange Offer, The Bank of New York Mellon, as Exchange Agent, must receive a confirmation of book-entry transfer of your Restricted Notes into the Exchange Agent’s account at The Depository Trust Company (“DTC”) prior to the expiration or termination of the Exchange Offer. For more information regarding the use of book-entry transfer procedures, including a description of the required agent’s message, see the discussion below under the caption “The Exchange Offer—Book-Entry Transfers”.

For more information on the procedures for tendering the Restricted Notes, see the discussion under the caption “The Exchange Offer—Procedures for Tendering Restricted Notes”.

Special Procedures for Beneficial Owners	If you are a beneficial owner whose Restricted Notes are registered in the name of the broker, dealer, commercial bank, trust company or other nominee, and you wish to tender your Restricted Notes in the Exchange Offer, you should promptly contact the person in whose name the Restricted Notes are registered and instruct that person to tender on your behalf. Any registered holder that is a participant in DTC’s book-entry transfer facility system may make book-entry delivery of the Restricted Notes by causing DTC to transfer the Restricted Notes into the exchange agent’s account. If you wish to tender your Restricted Notes in the Exchange Offer on your own behalf, prior to completing and executing the letter of transmittal and delivering your Restricted Notes, you must either make appropriate arrangements to register ownership of the Restricted Notes in your name with DTC or obtain a properly completed note power from the person in whose name the Restricted Notes are registered.

Use of Proceeds	We will not receive any cash proceeds from the Exchange Offer.

Exchange Agent	The Bank of New York Mellon is the “Exchange Agent” for the Exchange Offer. You can find the address, telephone number and e-mail address of the Exchange Agent below under the caption “The Exchange Offer—Exchange Agent”. The Bank of New York Mellon is also the trustee under the Indenture governing the Restricted Notes and Exchange Notes.

Resales	Based on interpretations by the SEC staff, as detailed in a series of no-action letters issued to third parties, we believe that the Exchange Notes issued in the Exchange Offer pursuant to this prospectus may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that:

•	you are not an “affiliate” of ours, as defined in Rule 405 under the Securities Act;

•	you are acquiring the Exchange Notes in your ordinary course of business; and

•	you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate, in a “distribution”, as defined in the Securities Act, of the Exchange Notes.

We base our belief on interpretations by the SEC staff in no-action letters issued to other issuers making exchange offers similar to ours. We cannot guarantee the SEC would make a similar decision about our Exchange Offer. If our belief is wrong, you could incur liability under the Securities Act. We will not indemnify or otherwise protect you against any loss incurred as a result of this liability under the Securities Act.

If you are an “affiliate” of ours, as defined in Rule 405 under the Securities Act, participate or intend to participate in or have any arrangement or understanding with any person to participate in the “distribution”, as defined in the Securities Act, of the Exchange Notes:

•	you cannot rely on the applicable interpretations of the staff of the SEC;

•	you will not be entitled to participate in the Exchange Offer; and

•	you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction of the Exchange Notes.

See the discussion below under the caption “The Exchange Offer—Consequences of Exchanging or Failing to Exchange Restricted Notes” for more information.

Broker-Dealer	Each broker or dealer that receives the Exchange Notes for its own account in exchange for the Restricted Notes that were acquired as a result of market-making or other trading activities must acknowledge that it will comply with the registration and prospectus delivery requirements of the Securities Act in connection with any offer to resell or other transfer of the Exchange Notes issued in the Exchange Offer, including the delivery of a prospectus that contains information with respect to any selling holder required by the Securities Act in connection with any resale of the Exchange Notes.

Furthermore, any broker-dealer that acquired any of its Restricted Notes directly from us:

•	may not rely on the applicable interpretation of the SEC staff’s position contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan, Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1993); and

•	must also be named as a selling noteholder in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.

This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of the Exchange Notes received in exchange for the Restricted Notes where such Restricted Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. Under the registration rights agreement, we have agreed to make available a prospectus in conformity in all material respects with the requirements of the Securities Act and the Trust Indenture Act of 1939, as amended, to any participating broker-dealer for use in connection with any resale of any Exchange Notes acquired in the Exchange Offer for the period beginning when the Exchange Notes are first issued in the Exchange Offer and ending upon the earlier of the expiration of the 180th day after the Exchange Offer has been completed or such time as such broker-dealers no longer own any Restricted Notes. See “Plan of Distribution”.

Registration Rights Agreement	When we issued the Restricted Notes on March 17, 2017, we entered into a registration rights agreement with the initial purchasers of the Restricted Notes, pursuant to which we agreed, for the benefit of the holders of the Restricted Notes, at our cost, to use commercially reasonable efforts to:

•	file, not later than 270 days after the Issuance of the Restricted Securities, a registration statement (the “Exchange Offer Registration Statement”) with respect to a registered offer to exchange the Restricted Notes for the Exchange Notes having terms substantially identical to the Restricted Notes being exchanged, except that the Exchange Notes will not contain transfer restrictions or provisions regarding the additional interest in case of a Registration Default (as defined below); and

•	cause the Exchange Offer Registration Statement to become effective within 365 days of the Issuance of the Restricted Securities.

If we do not complete the Exchange Offer on or prior to April 26, 2018, or if we fail to meet certain other conditions described in the registration rights agreement, the interest rate borne by the Restricted Notes will increase at a rate of 0.25% per annum for the first 90 days following the occurrence of such a Registration Default and at a rate of 0.50% per annum thereafter until the condition which gave rise to the additional interest is cured.

Under some circumstances set forth in the registration rights agreement, holders of the Restricted Notes, including holders who are not permitted to participate in the Exchange Offer, may require us to file, and cause to become effective, a shelf registration statement covering resales of the Restricted Notes by these holders.

A copy of the registration rights agreement is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. See “The Exchange Offer—Purpose of the Exchange Offer”.

Consequences of Failure to Exchange	Restricted Notes that are not tendered or that are tendered but not accepted will, following the completion of the Exchange Offer, be returned to the tendering holder, remain outstanding and continue to be subject to their existing terms. See “Risk Factors” and “The Exchange Offer—Terms of the Exchange Offer”. Following the completion of the Exchange Offer, we will have no obligation to exchange Restricted Notes for Exchange Notes.

The trading market for Restricted Notes not exchanged in the Exchange Offer may be more limited than it is at present. Therefore, if your Restricted Notes are not tendered and accepted in the Exchange Offer, it may become more difficult for you to sell or transfer your unexchanged Restricted Notes.

Regulatory Requirements	We do not believe that the receipt of any material federal or state regulatory approval will be necessary in connection with the Exchange Offer, other than the notice of effectiveness under the Securities Act of the registration statement pursuant to which the Exchange Offer is being made.

Material Tax Considerations	The exchange of Restricted Notes for Exchange Notes pursuant to the Exchange Offer generally will not be a taxable event for U.S. federal income tax purposes. You should consult your own tax advisor to determine the U.S. federal, state and other tax consequences of exchange of the Restricted Notes for the Exchange Notes. See “Material U.S. Federal Income Tax Consequences”.

Accounting Treatment	We will not recognize any gain or loss for accounting purposes upon the completion of the Exchange Offer. The expenses of the Exchange Offer that we pay will increase our deferred financing costs in accordance with U.S. GAAP. See “The Exchange Offer—Accounting Treatment”.

SUMMARY DESCRIPTION OF THE EXCHANGE NOTES

The summary below describes the principal terms of the Exchange Notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The Exchange Notes, together with the Restricted Notes, are referred to together as the Notes. The “Description of the Exchange Notes” section of this prospectus contains a more detailed description of the terms and conditions of the Exchange Notes.

Issuer	Xerox Corporation.

Exchange Notes Offered	$300,000,000 in aggregate principal amount of 4.070% Senior Notes due 2022.

Maturity Date	March 17, 2022.

Interest Payment Dates	Semiannually on March 15 and September 15 of each year, beginning on September 15, 2017.

Interest on the Exchange Notes will accrue from the most recent date to which interest on the Restricted Notes has been paid or, if no interest has been paid on the Restricted Notes, from and including the date of issuance to but excluding the actual interest payment date.

Interest on the Restricted Notes accepted for exchange will cease to accrue upon the issuance of the Exchange Notes.

Interest Rates	The Exchange Notes will bear interest at a rate of 4.070% per annum.

Ranking	The Exchange Notes will be unsecured and will rank equally in right of payment with all of our other existing and future senior unsecured indebtedness.

The Exchange Notes will be effectively subordinated to all of the secured indebtedness of Xerox Corporation (excluding its subsidiaries) which, as of June 30, 2017, was approximately $28.3 million.

The Exchange Notes will be structurally subordinated to all of the secured and unsecured indebtedness and other liabilities of our subsidiaries. As of June 30, 2017, our subsidiaries had approximately $3.9 billion of outstanding indebtedness and other liabilities, including trade payables but excluding intercompany liabilities. See “Description of the Exchange Notes”.

Optional Redemption	We may redeem some or all of the Exchange Notes at any time, and from time to time, at 100% of their principal amount plus a make-whole premium, plus accrued and unpaid interest to the date of redemption. See “Description of the Exchange Notes—Optional Redemption”.

Change of Control Repurchase Event	If we undergo a change of control and the ratings on the Exchange Notes decline to non-investment grade ratings within a specified period of time after the occurrence of such change of control, we must give all holders of the Exchange Notes the opportunity to sell to us their Exchange Notes at 101% of their principal amount, plus accrued and unpaid interest to date of repurchase.

We might not be able to pay to you the required price for Exchange Notes that you present to us upon a change of control repurchase event, because:

•	we might not have enough funds at that time; or

•	the terms of our debt instruments may prevent us from making such payment.

See “Description of the Exchange Notes—Change of Control Repurchase Event”.

Covenants	The Indenture (as defined below) that will govern the Exchange Notes contains covenants limiting our ability and our subsidiaries’ ability to:

•	create certain liens; and

•	consolidate or merge with, or convey, transfer or lease substantially all our assets to, another person.

These limitations will be subject to a number of important qualifications and exceptions. See “Description of the Exchange Notes”.

Absence of Market	The Exchange Notes are a new issue of securities with no established trading market. We currently have no intention to apply to list the Exchange Notes on any securities exchange or to seek their admission to trading on any automated quotation system. Accordingly, we cannot provide assurance as to the development or liquidity of any market for the notes. See “Risk Factors—Your ability to transfer the Exchange Notes may be limited by the absence of an active trading market, and an active trading market may not develop for the Exchange Notes”.

Events of Default	For a discussion of events that will permit acceleration of the payment of the principal of and accrued interest on the Exchange Notes, see “Description of the Exchange Notes—Events of Default, Notice and Waiver”.

Governing Law	The Indenture and the Exchange Notes will be governed by, and construed in accordance with, the laws of the State of New York.

Trustee	The Bank of New York Mellon.

Tax Consequences	For a discussion of the material U.S. federal income tax consequences of exchange of the Restricted Notes for the Exchange Notes, see

“Material U.S. Federal Income Tax Consequences”. You should consult your own tax advisor to determine the U.S. federal, state and other tax consequences of exchange of the Restricted Notes for the Exchange Notes.

Risk Factors	See “Risk Factors” for a discussion of factors that should be considered before tendering Restricted Notes in the Exchange Offer.

RISK FACTORS

You should consider carefully the following risks relating to the Exchange Offer and the Exchange Notes, together with the risks and uncertainties discussed under “Cautionary Statement Regarding Forward-Looking Statements” and the other information included or incorporated by reference in this prospectus, including the information under the heading “Risk Factors” in our annual report on Form 10-K for the fiscal year ended December 31, 2016, and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017, and June 30, 2017, before deciding whether to tender your Restricted Notes in the Exchange Offer.

The Exchange Notes will be structurally subordinated to all liabilities of our subsidiaries.

The Exchange Notes are not entitled to the benefit of any guarantees and are thus structurally subordinated to indebtedness and other liabilities of our subsidiaries to the extent of the assets of such subsidiaries. For the six months ended June 30, 2017, before intercompany eliminations, our subsidiaries contributed $3.7 billion to our total revenues and held $10.4 billion of our total assets. In the event of a bankruptcy, liquidation or reorganization of any of our subsidiaries, these subsidiaries would pay the holders of their debts, preferred equity interests and their trade creditors before they would be able to distribute any of their assets to us. In addition, our $1.8 billion credit facility, as amended to date (the “Credit Facility”) contains contingent future guarantee provisions whereby certain of our subsidiaries may become guarantors of our obligations under the Credit Facility. The Exchange Notes will not have the benefit of the contingent future guarantee provisions in our Credit Facility. As a result, if any such guarantee is executed, holders of the Exchange Notes would not receive the benefit of that guarantee and would be structurally subordinated to the lenders under our Credit Facility, with respect to the assets of the subsidiaries providing a guarantee.

Our subsidiaries are separate and distinct legal entities and will have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Exchange Notes, or to make any funds available therefor, whether by dividends, loans, distributions or other payments. Any right that Xerox has to receive any assets of any of the subsidiaries upon the liquidation or reorganization of those subsidiaries, and the consequent rights of holders of Exchange Notes to realize proceeds from the sale of any of those subsidiaries’ assets, will be subordinated to the claims of those subsidiaries’ creditors, including trade creditors and holders of preferred equity interests of those subsidiaries.

Collectively, the indentures governing our outstanding senior notes and certain of our financing agreements, including the Credit Facility, contain various covenants that limit the discretion of our management in operating our business and could prevent us from engaging in some beneficial activities. The Exchange Notes will not have the benefit of all of these covenants.

Our Credit Facility limits our ability to, among other things, issue debt and certain preferred stock, merge and create or permit to exist liens. In addition, the indenture governing our senior notes also limits our ability to enter into certain mergers and create or permit to exist certain liens.

A failure to comply with the covenants contained in our Credit Facility or our other existing indebtedness could result in an event of default under the Credit Facility or the other existing indebtedness that, if not cured or waived, could have a material adverse effect on our business, financial condition and results of operations. In the event of any default under our Credit Facility or our other indebtedness, the lenders thereunder would not be required to lend any additional amounts to us and:

•	could elect to declare all borrowings outstanding, together with accrued and unpaid interest and fees, to be due and payable;

•	could require us to apply all of our available cash to repay these borrowings; or

•	could prevent us from making debt service payments on the Exchange Notes, any of which could result in an Event of Default under the Exchange Notes.

If the indebtedness under our Credit Facility or our other indebtedness, including the Exchange Notes, were to be accelerated, there can be no assurance that our assets would be sufficient to repay such indebtedness in full. See “Description of the Exchange Notes”.

The Exchange Notes are unsecured and are effectively subordinated to our secured indebtedness.

If Xerox becomes insolvent or is liquidated, or if payment under any of our secured debt obligations is accelerated, the secured lenders would be entitled to exercise the remedies available to a secured lender under applicable law and will have a claim on those assets before the holders of our senior notes that are unsecured or the Exchange Notes offered under this prospectus. As a result, the Exchange Notes are effectively subordinated to our secured indebtedness to the extent of the value of the assets securing that indebtedness or the amount of indebtedness secured by those assets. Therefore, the holders of the Exchange Notes may recover ratably less than the lenders of our secured debt in the event of our bankruptcy or liquidation. At June 30, 2017, the Company and its subsidiaries had $5.0 billion of debt on a consolidated basis, of which $29.0 million was secured debt.

Your right to receive payments on the Exchange Notes could be adversely affected if any of our subsidiaries declares bankruptcy, liquidates or reorganizes.

In the event of a bankruptcy, liquidation or reorganization of any of our subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us. At June 30, 2017, our subsidiaries had approximately $3.9 billion of outstanding indebtedness and other liabilities, including trade payables but excluding intercompany liabilities. Our subsidiaries may incur substantial additional indebtedness.

We may not be able to purchase your Exchange Notes upon a change of control repurchase event.

Upon the occurrence of specified “change of control repurchase events” we will be required to offer to purchase each holder’s Exchange Notes at a price equal to 101% of their principal amount plus accrued and unpaid interest. We may not have sufficient financial resources to purchase all of the Exchange Notes that holders tender to us upon a change of control offer. The occurrence of a change of control could also constitute an event of default under any of our future debt agreements. See “Description of the Exchange Notes—Change of Control Repurchase Event”.

Our 6.750% Senior Notes due 2039, our 4.500% Senior Notes due 2021, our 3.800% Senior Notes due 2024, our 3.500% Senior Notes due 2020, our 2.750% Senior Notes due 2020, our 4.800% Senior Notes due 2035, and our 4.070% Senior Notes due 2022, have an identical change of control provision to that described for the Exchange Notes. Xerox may not have sufficient financial resources to purchase all of the notes that are tendered upon a change of control offer or to redeem such notes. The occurrence of a change of control would also constitute an event of default under our Credit Facility and could constitute an event of default under our other indebtedness. Our bank lenders may have the right to prohibit any such purchase or redemption, in which event we would seek to obtain waivers from the required lenders under our Credit Facility and our other indebtedness, but we may not be successful in obtaining such waivers. See “Description of the Exchange Notes—Change of Control Repurchase Event”.

Any Restricted Notes that are not exchanged will continue to be restricted securities and, following completion of the Exchange Offer, will have a less liquid trading market.

If you do not exchange your Restricted Notes for the Exchange Notes in the Exchange Offer, you will continue to be subject to the restrictions on transfer applicable to the Restricted Notes. The restrictions on transfer of your Restricted Notes arise because we issued the Restricted Notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the Restricted Notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from these requirements. We do not plan to register the Restricted Notes under the Securities Act. For further information regarding the consequences of tendering your Restricted Notes in the Exchange Offer, see the discussion below under the caption “The Exchange Offer—Consequences of Exchanging or Failing to Exchange Restricted Notes”.

Because we anticipate that most holders of Restricted Notes will elect to exchange their Restricted Notes, we expect that the liquidity of the market for any Restricted Notes remaining after the completion of the Exchange Offer will be substantially limited. Any Restricted Notes tendered and exchanged in the Exchange Offer will reduce the aggregate principal amount of the Restricted Notes outstanding. Following the Exchange Offer, if you do not tender your Restricted Notes, you generally will not have any further registration rights, and your Restricted Notes will continue to be subject to certain transfer restrictions. Accordingly, the liquidity of the market for the Restricted Notes could be adversely affected by the Exchange Offer.

The consideration to be received in the Exchange Offer does not reflect any valuation of the Restricted Notes or the Exchange Notes and is subject to market volatility, and none of Xerox, the Exchange Agent or any other person is making a recommendation as to whether you should tender your Restricted Notes in the Exchange Offer.

We have not made, and will not make, any determination that the consideration to be received in the Exchange Offer represents a fair valuation of either the Exchange Notes or the Restricted Notes. We have not obtained or requested a fairness opinion from any banking or other firm as to the fairness of the exchange ratios or the relative values of the Restricted Notes and the Exchange Notes. We have not retained, and do not intend to retain, any unaffiliated representative to act solely on behalf of the holders of the Restricted Notes for purposes of negotiating the terms of this Exchange Offer or the Exchange Notes. Therefore, if you tender your Restricted Notes, you may not receive more, or as much, value as if you chose to keep them.

None of Xerox, the Exchange Agent or any other person is making any recommendation as to whether you should tender your Restricted Notes for exchange in the Exchange Offer. Holders of Restricted Notes must make their own independent decisions regarding their participation in the Exchange Offer.

Redemption may adversely affect your return on the Exchange Notes.

The Exchange Notes are redeemable at any time at our option, and therefore we may choose to redeem some or all of the Exchange Notes, including at times when prevailing interest rates are relatively low. In addition, we may redeem the Exchange Notes at any time if due to certain changes in tax laws we are required to withhold taxes on payments on the Exchange Notes and pay additional amounts with respect thereto. As a result, you may not be able to reinvest the proceeds you receive from the redemption in a comparable security at an effective interest rate as high as the interest rate on your Exchange Notes being redeemed. See “Description of the Exchange Notes—Optional Redemption”.

Your ability to transfer the Exchange Notes may be limited by the absence of an active trading market, and an active trading market may not develop for the Exchange Notes.

The Exchange Notes will be a new issue of securities for which there is no established trading market. We do not intend to list the Exchange Notes on any national securities exchange or include the Exchange Notes in any automated quotation system. The initial purchasers of the Restricted Notes advised us that they intend to make a market in the Restricted Notes, as permitted by applicable laws and regulations. However, the initial purchasers are not obligated to make a market in the Restricted Notes nor in the Exchange Notes and, if commenced, may discontinue their market-making activities at any time without notice. Therefore, an active market for the Exchange Notes may not develop or be maintained, which would adversely affect the market price and liquidity of the Exchange Notes. In that case, the noteholders may not be able to sell their Exchange Notes at a particular time or at a favorable price, if at all.

Even if an active trading market for the Exchange Notes does develop, there is no guarantee that it will continue. Historically, the market for non-investment grade debt has been subject to severe disruptions that have caused substantial volatility in the prices of securities similar to the Exchange Notes. The market, if any, for the Exchange Notes may experience similar disruptions, and any such disruptions may adversely affect the liquidity in that market or the prices at which you may sell your Exchange Notes. In addition, subsequent to their initial issuance, the Exchange Notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar Exchange Notes, our performance and other factors. You should not purchase any of the Exchange Notes unless you understand and know you can bear all of the investment risks involving the Exchange Notes.

The ability of a broker-dealer to transfer the Exchange Notes may be restricted.

A broker-dealer that acquired the Restricted Notes for its own account as a result of market-making activities or other trading activities must comply with the prospectus delivery requirements of the Securities Act in connection with any resale of the Exchange Notes. Our obligation to make this prospectus available to broker-dealers is limited. Consequently, we cannot guarantee that a proper prospectus will be available to broker-dealers wishing to resell their Exchange Notes.

You must comply with the Exchange Offer procedures in order to receive new, freely tradable Exchange Notes.

Delivery of the Exchange Notes in exchange for the Restricted Notes tendered and accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the exchange agent of the following:

•	certificates for Restricted Notes or a book-entry confirmation of a book-entry transfer of Restricted Notes into the exchange agent’s account at DTC, New York, New York as depository, including an agent’s message (as defined herein) if the tendering holder does not deliver a letter of transmittal;

•	a completed and signed letter of transmittal (or facsimile thereof), with any required signature guarantees, or an agent’s message in lieu of the letter of transmittal; and

•	any other documents required by the letter of transmittal.

Therefore, holders of Restricted Notes who would like to tender Restricted Notes in exchange for Exchange Notes should allow enough time for the Restricted Notes to be delivered on time. We are not required to notify you of defects or irregularities in tenders of the Restricted Notes for exchange. The Restricted Notes that are not tendered or that are tendered but we do not accept for exchange will, following consummation of the Exchange Offer, continue to be subject to the existing transfer restrictions under the Securities Act and, upon consummation of the Exchange Offer, certain registration and other rights under the registration rights agreement will terminate. See “The Exchange Offer—Procedures for Tendering Restricted Notes” and “The Exchange Offer—Consequences of Exchanging or Failing to Exchange Restricted Notes”.

Some holders who exchange their Restricted Notes may be deemed to be underwriters, and these holders will be required to comply with the registration and prospectus delivery requirements in connection with any resale transaction.

If you exchange your Restricted Notes in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

RATIO OF EARNINGS TO FIXED CHARGES

The following table shows the ratios of earnings to fixed charges and earnings to fixed charges and preferred stock dividends of Xerox for the periods indicated.

	Six Months Ended June 30,	Year Ended December 31,(1)
	2017	2016	2015	2014	2013	2012
Ratio of earnings to fixed charges	2.31	2.18	2.65	2.72	2.46	2.45
Ratio of earnings to fixed charges and preferred stock dividends	2.14	2.02	2.48	2.57	2.32	2.31

(1)	Refer to Exhibit 12 of our Annual Report on Form 10-K for the year ended December 31, 2016, and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2017, for the computation of these ratios.

USE OF PROCEEDS

The Exchange Offer is intended to satisfy our obligations under the registration rights agreement entered into in connection with the issuance of the Restricted Notes. We will not receive any cash proceeds from the Exchange Offer. The Restricted Notes exchanged in connection with the Exchange Offer will be retired and cancelled and will not be reissued. Accordingly, issuance of the Exchange Notes will not result in any change in our indebtedness other than to the extent that we incur any indebtedness in connection with the payment of expenses to be incurred in connection with the Exchange Offer, including the fees and expenses of the exchange agent and accounting and legal fees.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

Please see Exhibit 99(d) to this prospectus, which is incorporated herein by reference.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

When we issued the Restricted Notes on March 17, 2017, we entered into a registration rights agreement with the initial purchasers of the Restricted Notes, pursuant to which we agreed, for the benefit of the holders of the Restricted Notes, at our cost, to use commercially reasonable efforts to:

•	file, not later than 270 days after the Issuance of the Restricted Securities, a registration statement (the “Exchange Offer Registration Statement”) with respect to a registered offer to exchange the Restricted Notes for the Exchange Notes having terms substantially identical to the Restricted Notes being exchanged, except that the Exchange Notes will not contain transfer restrictions or provisions regarding the additional interest in case of a Registration Default (as defined below); and

•	cause the Exchange Offer Registration Statement to become effective within 365 days of the Issuance of the Restricted Securities.

If we do not complete the Exchange Offer on or prior to April 26, 2018 or if we fail to meet certain other conditions described in the registration rights agreement, the interest rate borne by the Restricted Notes will increase at a rate of 0.25% per annum for the first 90 days following the occurrence of such a Registration Default and at a rate of 0.50% per annum thereafter until the condition which gave rise to the additional interest is cured.

Under some circumstances set forth in the registration rights agreement, holders of the Restricted Notes, including holders who are not permitted to participate in the Exchange Offer, may require us to file, and cause to become effective, a shelf registration statement covering resales of the Restricted Notes by these holders.

We are making the Exchange Offer in reliance on the position of the SEC as described in previous no-action letters issued to third parties, including in Exxon Capital Holdings Corporation (April 13, 1988), Morgan Stanley & Co., Inc. (June 5, 1991), Shearman & Sterling (July 2, 1993) and similar no-action letters. However, we have not sought our own no-action letter. Based upon these interpretations by the SEC, we believe that a holder who exchanges Restricted Notes for Exchange Notes in the Exchange Offer generally may offer the Exchange Notes for resale, sell the Exchange Notes and otherwise transfer the Exchange Notes without further registration under the Securities Act and without delivery of a prospectus that satisfies the requirements of Section 10 of the Securities Act. The preceding sentence does not apply, however, to a holder who is our “affiliate” within the meaning of Rule 405 of the Securities Act. We also believe that a holder may offer, sell or transfer the Exchange Notes only if the holder acknowledges that the holder is acquiring the Exchange Notes in the ordinary course of its business and is not participating, does not intend to participate and has no arrangement or understanding with any person to participate in a “distribution”, as defined in the Securities Act, of the Exchange Notes. We have not entered into any arrangement or understanding with any person who will receive Exchange Notes in the Exchange Offer to distribute such Exchange Notes following completion of the Exchange Offer, and, to the best of our information and belief, we are not aware of any person that will participate in the Exchange Offer with a view to distribute the Exchange Notes. A holder who exchanges Restricted Notes for Exchange Notes in the Exchange Offer for the purpose of distributing such Exchange Notes cannot rely on the interpretations of the staff of the SEC in the aforementioned no-action letters, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale of the Exchange Notes and must be identified as an underwriter in the prospectus.

Each broker-dealer that receives the Exchange Notes for its own account in exchange for the Restricted Notes, where the Restricted Notes were acquired by it as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the Exchange Notes and that it has not entered into any agreement or understanding with us or any of our “affiliates”, as defined in Rule 405 under the Securities Act, to participate in a

“distribution”, as defined under the Securities Act, of the Exchange Notes. By so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. See “Plan of Distribution”.

The summary herein of certain provisions of the registration rights agreement does not purport to be complete, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, a copy of which is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part.

Terms of the Exchange Offer

We are offering holders of the Restricted Notes the opportunity to exchange their Restricted Notes for Exchange Notes in the manner described in this prospectus and the accompanying Letter of Transmittal.

Subject to the terms and the satisfaction or waiver of the conditions detailed in this prospectus, we will accept for exchange the Restricted Notes which are properly tendered on or prior to the Expiration Date and not validly withdrawn as permitted below. The Exchange Offer will expire at 11:59 p.m., New York City time, on                     , 2017, unless extended by us (such date and time, as they may be extended, the “Expiration Date”).

The terms of the Exchange Notes will be substantially identical to the terms of the Restricted Notes, except that the Exchange Notes will not contain terms with respect to additional interest for failure to fulfill certain of our obligations under the registration rights agreement and transfer restrictions. The Exchange Notes will evidence the same debt as the Restricted Notes. The Exchange Notes will be issued under and entitled to the benefits of the same indenture under which the outstanding Restricted Notes were issued. The Exchange Notes and the Restricted Notes will constitute a single class for all purposes under the indenture governing the notes. For a description of the indenture governing the notes, please see “Description of the Exchange Notes”.

The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Restricted Notes being tendered for exchange.

As of the date of this prospectus, $300,000,000 aggregate principal amount of the Restricted Notes are outstanding. This prospectus, together with the Letter of Transmittal, is first being sent on or about the date hereof to all holders of the Restricted Notes known to us.

We expressly reserve the right, at any time prior to the expiration of the Exchange Offer, to extend the period of time during which the Exchange Offer is open and delay acceptance for exchange of any Restricted Notes, by giving oral or written notice of such extension to holders thereof as described below. During any such extension, all the Restricted Notes previously tendered will remain subject to the Exchange Offer and may be accepted for exchange by us. Any Restricted Notes not accepted for exchange for any reason will be returned without expense to an account maintained with DTC promptly upon expiration or termination of the Exchange Offer.

The Restricted Notes tendered in the Exchange Offer must be in denominations of principal amount of $2,000 and any integral multiple of $1,000 in excess thereof.

We expressly reserve the right to amend or terminate the Exchange Offer, and not to accept for exchange any Restricted Notes, upon the occurrence of any of the conditions of the Exchange Offer specified under “—Conditions to the Exchange Offer”. We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the Restricted Notes as promptly as practicable. Such notice, in the case of any extension, will be issued by means of a press release or other public announcement no later than 9:00 AM, New York City time, on the next business day after the previously scheduled Expiration Date.

Procedures for Tendering Restricted Notes

The tender to us of Restricted Notes by you as set forth below and our acceptance of the Restricted Notes will constitute a binding agreement between us and you upon the terms and subject to the conditions set forth in this prospectus and in the accompanying Letter of Transmittal. Except as set forth below, to tender Restricted Notes for exchange pursuant to the Exchange Offer, you must transmit a properly completed and duly executed Letter of Transmittal, including all other documents required by such Letter of Transmittal or, in the case of a book-entry transfer, an agent’s message in lieu of such Letter of Transmittal, to The Bank of New York Mellon, as Exchange Agent, at the address set forth below under “—Exchange Agent” on or prior to the expiration date. In addition, either:

•	certificates for such Restricted Notes must be received by the Exchange Agent along with the Letter of Transmittal; or

•	a timely confirmation of a book-entry transfer (a “book-entry confirmation”) of such Restricted Notes, if such procedure is available, into the Exchange Agent’s account at DTC pursuant to the procedure for book-entry transfer must be received by the Exchange Agent, prior to the Expiration Date, with the Letter of Transmittal or an agent’s message in lieu of such Letter of Transmittal.

The term “agent’s message” means a message, transmitted by DTC to and received by the Exchange Agent and forming a part of a book-entry transfer, which states that DTC has received an express acknowledgment from the tendering participant stating that such participant has received and agrees to be bound by the Letter of Transmittal.

The method of delivery of Restricted Notes, letters of transmittal and all other required documents is at your election and risk. If such delivery is by mail, it is recommended that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. No letter of transmittal or Restricted Notes should be sent to us.

Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Restricted Notes surrendered for exchange are tendered:

•	by a holder of the Restricted Notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the Letter of Transmittal; or

•	for the account of an eligible institution (as defined below).

In the event that signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, such guarantees must be by a firm which is a member of the Securities Transfer Agent Medallion Program, the Stock Exchanges Medallion Program or the New York Stock Exchange Medallion Program (each such entity being hereinafter referred to as an “eligible institution”). If Restricted Notes are registered in the name of a person other than the signer of the Letter of Transmittal, the Restricted Notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as we or the Exchange Agent determine in our sole discretion, duly executed by the registered holders with the signature thereon guaranteed by an eligible institution.

If the Letter of Transmittal is signed by a person or persons other than the registered holder or holders of Restricted Notes, such Restricted Notes must be endorsed or accompanied by powers of attorney signed exactly as the name(s) of the registered holder(s) that appear on the Restricted Notes.

If the Letter of Transmittal or any Restricted Notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing. Unless waived by us or the Exchange Agent, proper evidence satisfactory to us of their authority to so act must be submitted with the Letter of Transmittal.

If you are a beneficial owner whose Restricted Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and wish to tender your Restricted Notes, you should promptly instruct the registered holder to tender such Restricted Notes on your behalf. Any registered holder that is a participant in DTC’s book-entry transfer facility system may make book-entry delivery of the Restricted Notes by causing DTC to transfer the Restricted Notes into the Exchange Agent’s account.

If you wish to tender your Restricted Notes in the Exchange Offer on your own behalf, prior to completing and executing the Letter of Transmittal and delivering your Restricted Notes, you must either make appropriate arrangements to register ownership of the Restricted Notes in your name with DTC or obtain a properly completed note power from the person in whose name the Restricted Notes are registered.

We or the Exchange Agent, in our sole discretion, will make a final and binding determination on all questions as to the validity, form, eligibility (including time of receipt) and acceptance of the Restricted Notes tendered for exchange. We reserve the absolute right to reject any and all tenders not properly tendered or to not accept any tender which acceptance might, in our judgment or our counsel’s, be unlawful. We also reserve the absolute right to waive any defects or irregularities or conditions of the Exchange Offer as to any individual tender before the Expiration Date (including the right to waive the ineligibility of any holder who seeks to tender the Restricted Notes in the Exchange Offer). Our or the Exchange Agent’s interpretation of the terms and conditions of the Exchange Offer (including the Letter of Transmittal and the instructions thereto) as to any particular tender either before or after the Expiration Date will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of the Restricted Notes for exchange must be cured within a reasonable period of time, as we determine. We are not nor is the Exchange Agent or any other person under any duty to notify you of any defect or irregularity with respect to your tender of the Restricted Notes for exchange, and no one will be liable for failing to provide such notification.

By tendering the Restricted Notes, you represent to us that: (i) you are not our “affiliate,” as defined in Rule 405 under the Securities Act, (ii) you are not participating, and do not intend to participate, and have no arrangement or understanding with any person to participate, in a “distribution”, as defined in the Securities Act, of the Exchange Notes to be issued in the exchange offer, (iii) you are acquiring the Exchange Notes in your ordinary course of business and (iv) if you are a broker-dealer, you will receive the Exchange Notes for your own account in exchange for the Restricted Notes that were acquired by you as a result of your market-making or other trading activities, you will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the Exchange Notes you receive and you have not entered into any agreement or understanding with us or any of our “affiliates”, as defined in Rule 405 under the Securities Act, to participate in a “distribution”, as defined in the Securities Act, of the Exchange Notes. For further information regarding resales of the Exchange Notes by participating broker-dealers, see the discussion under the caption “Plan of Distribution”.

If any holder or other person is an “affiliate” of ours, as defined in Rule 405 under the Securities Act, or is participating, or intends to participate, or has an arrangement or understanding with any person to participate, in a “distribution”, as defined in the Securities Act, of the Exchange Notes, that holder or other person cannot rely on the applicable interpretations of the staff of the SEC, may not tender its Restricted Notes in the Exchange Offer and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Each broker-dealer that receives the Exchange Notes for its own account in exchange for the Restricted Notes, where the Restricted Notes were acquired by it as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the Exchange Notes. By so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act (other than in connection with a resale of an unsold allotment from the original sale of the Restricted Notes).

Furthermore, any broker-dealer that acquired any of its Restricted Notes directly from us:

•	may not rely on the applicable interpretation of the SEC staff’s position contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan, Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1993); and

•	must also be named as a selling noteholder in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.

By delivering a letter of transmittal or an agent’s message, a holder or a beneficial owner (whose Restricted Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee) will have or will be deemed to have irrevocably appointed the Exchange Agent as its agent and attorney-in-fact (with full knowledge that the Exchange Agent is also acting as an agent for us in connection with the Exchange Offer) with respect to the Restricted Notes, with full power of substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest subject only to the right of withdrawal described in this prospectus), to receive for our account all benefits and otherwise exercise all rights of beneficial ownership of such Restricted Notes, in accordance with the terms and conditions of the Exchange Offer.

Each holder or beneficial owner will also have or be deemed to have represented and warranted to us that it has authority to tender, exchange, sell, assign and transfer the Restricted Notes it tenders and that, when the same are accepted for exchange, we will acquire good, marketable and unencumbered title to such Restricted Notes, free and clear of all liens, restrictions, charges and encumbrances, and that the Restricted Notes tendered are not subject to any adverse claims or proxies. Each holder and beneficial owner, by tendering its Restricted Notes, also agrees that it will comply with its obligations under the registration rights agreement.

Acceptance of Restricted Notes for Exchange; Delivery of Exchange Notes

Upon satisfaction or waiver of all of the conditions to the Exchange Offer, we will accept, promptly upon the Expiration Date, all the Restricted Notes properly tendered and not validly withdrawn and will issue the Exchange Notes promptly after acceptance of the Restricted Notes. See “—Conditions to the Exchange Offer”.

For purposes of the Exchange Offer, we will be deemed to have accepted properly tendered Restricted Notes for exchange if and when we give oral (confirmed in writing) or written notice to the Exchange Agent.

The holder of each Restricted Note accepted for exchange will receive an Exchange Note in an amount equal to the principal amount of the surrendered Restricted Note. Holders of the Exchange Notes on the relevant record date for the first interest payment date following the consummation of the Exchange Offer will receive interest accruing from the most recent date to which interest has been paid on the Restricted Notes or, if no interest has been paid, from the issue date of the Restricted Notes. Holders of the Exchange Notes will not receive any payment in respect of accrued interest on the Restricted Notes otherwise payable on any interest payment date, the record date for which occurs on or after the consummation of the Exchange Offer. Interest on the Restricted Notes accepted for exchange will cease to accrue upon the issuance of the Exchange Notes.

In all cases, issuance of the Exchange Notes for the Restricted Notes that are accepted for exchange will be made only after timely receipt by the Exchange Agent of an agent’s message and a timely confirmation of book-entry transfer of the Restricted Notes into the Exchange Agent’s account at DTC.

If any tendered Restricted Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if the Restricted Notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged Restricted Notes will be returned without expense to the holder or, in the case of Restricted Notes tendered by book-entry transfer into the Exchange Agent’s account at DTC pursuant to the book-entry procedures described below, an account maintained by the holder or on the holder’s behalf with DTC promptly upon the expiration or termination of the Exchange Offer.

Book-Entry Transfers

The Exchange Agent will make a request to establish an account for the Restricted Notes at DTC for purposes of the Exchange Offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC’s systems may make book-entry delivery of the Restricted Notes by causing DTC to transfer those Restricted Notes into the Exchange Agent’s account at DTC in accordance with DTC’s procedure for transfer. This participant should transmit its acceptance to DTC on or prior to the expiration date. DTC will verify this acceptance, execute a book-entry transfer of the tendered Restricted Notes into the Exchange Agent’s account at DTC and then send to the Exchange Agent confirmation of this book-entry transfer. A tender of Restricted Notes through a book-entry transfer into the Exchange Agent’s account will only be effective if an agent’s message or the Letter of Transmittal with any required signature guarantees and any other required documents are transmitted to and received or confirmed by the Exchange Agent at the address set forth below under the caption “—Exchange Agent”, prior to 11:59 p.m., New York City time, on the Expiration Date. Delivery of documents to DTC in accordance with its procedures does not constitute delivery to the Exchange Agent.

Withdrawal Rights

For a withdrawal of a tender of the Restricted Notes to be effective, the Exchange Agent must either:

•	receive a valid withdrawal request through the DTC’s Automated Tender Offer Program system from the tendering DTC participant before the Expiration Date. Any such request for withdrawal must include the VOI number of the tender to be withdrawn and the name of the ultimate beneficial owner of the related Restricted Notes in order that such Restricted Notes may be withdrawn; or

•	deliver a written notice of withdrawal to the Exchange Agent at one of the addresses set forth under “—Exchange Agent” that specifies (i) the name of the person having tendered the Restricted Notes to be withdrawn; (ii) the Restricted Notes to be withdrawn (including the aggregate principal amount of such Restricted Notes); and (iii) where certificates for the Restricted Notes have been transmitted, the name in which such Restricted Notes are registered, if different from that of the withdrawing holder. If certificates for Restricted Notes have been delivered or otherwise identified to the Exchange Agent, then, prior to the release of such certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible institution, unless such holder is an eligible institution.

Properly withdrawn Restricted Notes may be re-tendered by following the procedures described under “—Procedures for Tendering Restricted Notes” above at any time on or before 11:59 p.m., New York City time, on the Expiration Date.

We will determine all questions as to the validity, form and eligibility (including time of receipt) of notices of withdrawal. Any Restricted Notes so withdrawn will be deemed not to have been validly tendered for exchange. No Exchange Notes will be issued unless the Restricted Notes so withdrawn are validly re-tendered.

Conditions to the Exchange Offer

Notwithstanding any other provision of the Exchange Offer, we are not required to accept for exchange, or to issue the Exchange Notes in exchange for, any Restricted Notes and may terminate or amend the Exchange Offer, if any of the following events occur prior to the expiration date:

(a)	the Exchange Offer violates any applicable law or applicable interpretation of the staff of the SEC; or

(b)	there is threatened, instituted or pending any action or proceeding before, or any injunction, order or decree has been issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission,

(1)	seeking to restrain or prohibit the making or consummation of the Exchange Offer or any other transaction contemplated by the Exchange Offer, or assessing or seeking any damages as a result thereof, or

(2)	resulting in a material delay in our ability to accept for exchange or exchange some or all of the Exchange Notes pursuant to the Exchange Offer;

or any statute, rule, regulation, order or injunction has been sought, proposed, introduced, enacted, promulgated or deemed applicable to the Exchange Offer or any of the transactions contemplated by the Exchange Offer by any government or governmental authority, domestic or foreign, or any action has been taken, proposed or threatened, by any government, governmental authority, agency or court, domestic or foreign, that in our sole judgment might, directly or indirectly, result in any of the consequences referred to in clauses (1) or (2) above or, in our reasonable judgment, might result in the holders of the Exchange Notes having obligations with respect to resales and transfers of the Exchange Notes which are greater than those described in the interpretation of the SEC referred to in “—Procedures for Tendering Restricted Notes”, or would otherwise make it inadvisable to proceed with the Exchange Offer; or

(c)	we have not obtained any governmental approval which we deem necessary for the consummation of the Exchange Offer; or

(d)	there has occurred:

(1)	any general suspension of, or general limitation on, prices for, or trading in, securities on any national securities exchange or in the over-the-counter market,

(2)	any limitation by a governmental agency or authority which may adversely affect our ability to complete the transactions contemplated by the Exchange Offer,

(3)	a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority which adversely affects the extension of credit, or

(4)	a commencement of a war, armed hostilities or other similar international calamity directly or indirectly involving the United States or, in the case of any of the foregoing existing at the time of the commencement of the Exchange Offer, a material acceleration or worsening thereof; or

(e)	any change (or any development involving a prospective change) has occurred or is threatened in our business, properties, assets, liabilities, financial condition, operations, results of operations or prospects and our subsidiaries taken as a whole that, in our reasonable judgment, is or may be adverse to us, or we have become aware of facts that, in our reasonable judgment, have or may have adverse significance with respect to the value of the Restricted Notes or the Exchange Notes;

which, in each case, and regardless of the circumstances (including any action by us) giving rise to any such condition, makes it inadvisable, in our reasonable judgment, to proceed with the Exchange Offer, such acceptance for exchange or such exchange.

The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any condition or may be waived by us in whole or in part at any time in our reasonable discretion. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which may be asserted at any time.

In addition, we will not accept for exchange any Restricted Notes tendered, and no Exchange Notes will be issued in exchange for any such Restricted Notes, if at such time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act of 1939, as amended.

Exchange Agent

We have appointed The Bank of New York Mellon as the Exchange Agent for the Exchange Offer. Questions and requests for assistance, requests for additional copies of this prospectus, the letter of transmittal or other documents should be directed to the Exchange Agent addressed as follows:

The Bank of New York Mellon, Exchange Agent

By Registered or Certified Mail, Overnight Delivery:

c/o The Bank of New York Mellon Corporation

Corporate Trust Operations—Reorganization Unit

111 Sanders Creek Parkway

East Syracuse, NY 13057

Attn: Eric Herr

For Information Call:

315-414-3362

For Facsimile Transmission (for Eligible Institutions only):

(732) 667-9408

Confirm by E-mail:

CT_REORG_UNIT_INQUIRIES@bnymellon.com

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF SUCH LETTER OF TRANSMITTAL VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF THE LETTER OF TRANSMITTAL.

Fees and Expenses

We will pay the Exchange Agent customary fees for its services, reimburse the Exchange Agent for its reasonable out-of-pocket expenses incurred in connection with the provision of these services and pay other registration expenses, including registration and filing fees, fees and expenses of compliance with federal securities and state blue sky securities laws, printing expenses, messenger and delivery services and telephone fees and disbursements to our counsel, application and filing fees and any fees and disbursements to our independent certified public accountants. We will not make any payment to brokers, dealers or others soliciting acceptances of the Exchange Offer.

This solicitation is being made primarily by electronic means. Additional solicitation may be made by telephone, facsimile or in person by our and our affiliates’ officers and regular employees and by persons so engaged by the Exchange Agent.

Accounting Treatment

We will record the Exchange Notes at the same carrying value as the Restricted Notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. The expenses of the Exchange Offer will be amortized over the terms of the Exchange Notes.

Transfer Taxes

You will not be obligated to pay any transfer taxes in connection with the tender of the Restricted Notes in the Exchange Offer unless you instruct us to register the Exchange Notes in the name of, or request that the Restricted Notes not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering holder or unless a transfer tax is imposed for any reason other than the exchange of Restricted Notes in connection with the Exchange Offer. In those cases, the tendering holder will be responsible for the payment of any applicable transfer tax. If the tendering holder does not submit satisfactory evidence of payment of these taxes or exemption therefrom with the Letter of Transmittal, the amount of these transfer taxes will be billed directly to the tendering holder.

Consequences of Exchanging or Failing to Exchange Restricted Notes

The information below concerning specific interpretations of, and positions taken by, the staff of the SEC is not intended to constitute legal advice, and prospective purchasers should consult their own legal advisors with respect to those matters.

If you do not exchange your Restricted Notes for the Exchange Notes in the Exchange Offer, your Restricted Notes will continue to be subject to the provisions of the Indenture regarding transfer and exchange of the Restricted Notes and the restrictions on transfer of the Restricted Notes imposed by the Securities Act and state securities law. These transfer restrictions are required because the Restricted Notes were issued under an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Restricted Notes may not be offered or sold unless registered under the Securities Act, except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not plan to register the Restricted Notes under the Securities Act.

Based on interpretations by the staff of the SEC, as detailed in a series of no-action letters issued to third parties, we believe that the Exchange Notes issued in the Exchange Offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act as long as:

•	you are acquiring the Exchange Notes in the ordinary course of your business;

•	you are not an “affiliate”, as defined in Rule 405 under the Securities Act, of ours; and

•	you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate, in a “distribution”, as defined in the Securities Act, of the Exchange Notes.

If you are an “affiliate”, as defined in Rule 405 under the Securities Act, of ours, or are participating, or intend to participate, or have any arrangement or understanding with any person to participate, in a “distribution”, as defined in the Securities Act, of the Exchange Notes:

•	you cannot rely on the applicable interpretations of the staff of the SEC;

•	you will not be entitled to participate in the Exchange Offer; and

•	you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

We do not intend to seek our own interpretation regarding the Exchange Offer, and we cannot assure you that the staff of the SEC would make a similar determination with respect to the Exchange Notes as it has in other interpretations to third parties.

Each holder of the Restricted Notes who wishes to exchange such Restricted Notes for the related Exchange Notes in the Exchange Offer represents that:

•	it is acquiring the Exchange Notes in its ordinary course of business;

•	it is not our “affiliate”, as defined in Rule 405 under the Securities Act;

•	it is not participating, and does not intend to participate, and has no arrangement or understanding with any person to participate, in a “distribution”, as defined in the Securities Act, of the Exchange Notes to be issued in the Exchange Offer; and

•	if it is a broker-dealer, it will receive the Exchange Notes for its own account in exchange for the Restricted Notes that were acquired by it as a result of its market-making or other trading activities, that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the Exchange Notes it receives and it has not entered into any agreement or understanding with us or any of our “affiliates”, as defined in Rule 405 under the Securities Act, to participate in a “distribution”, as defined in the Securities Act, of the Exchange Notes. For further information regarding resales of the Exchange Notes by participating broker-dealers, see the discussion under the caption “Plan of Distribution”.

As discussed above, in connection with resales of the Exchange Notes, any participating broker-dealer must deliver a prospectus meeting the requirements of the Securities Act. The staff of the SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the Exchange Notes, other than a resale of an unsold allotment from the original sale of the Restricted Notes, with the prospectus contained in the Exchange Offer Registration Statement. Under the registration rights agreement, we have agreed, for a period of 180 days following the expiration of the Exchange Offer, to make available a prospectus meeting the requirements of the Securities Act to any participating broker-dealer for use in connection with any resale of any Exchange Notes acquired in the Exchange Offer.

Neither we nor our board of directors make any recommendation to holders of the Restricted Notes as to whether to tender or refrain from tendering all or any portion of their Restricted Notes pursuant to the Exchange Offer. Moreover, no one has been authorized to make any such recommendation. Holders of the Restricted Notes must make their own decision whether to tender pursuant to the Exchange Offer and, if so, the aggregate amount of the Restricted Notes to tender, after reading this prospectus and the Letter of Transmittal and consulting with their advisors, if any, based on their own financial position and requirements.

DESCRIPTION OF THE EXCHANGE NOTES

Set forth below is a description of the specific terms of the Exchange Notes. This description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture. The particular provisions of the Indenture referred to below are incorporated by reference in this prospectus. Capitalized terms used in this Description of the Exchange Notes that are not defined in this prospectus have the meanings given to them in the Indenture. When used in this section, the terms “Xerox”, “we”, “our” and “us” refer solely to Xerox Corporation and not to our subsidiaries.

General

The Exchange Notes will be issued under the Indenture. The following is a summary of the material provisions of the Indenture. It does not include all of the provisions of the Indenture. We urge you to read the Indenture because it, not this description, defines your rights. The terms of the Exchange Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “TIA”). A copy of the Indenture may be obtained from the Company.

The Exchange Notes will be senior unsecured obligations of the Company, ranking pari passu in right of payment with all other senior unsecured obligations of the Company. The Exchange Notes will be effectively subordinated to all secured debt of the Company, structurally subordinated to the debt of the Company’s Subsidiaries and effectively subordinated to the other senior debt of the Company that has the benefit of certain provisions and covenants not applicable to the Exchange Notes.

The Company will issue the Exchange Notes in fully registered form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Trustee will initially act as paying agent and registrar for the Exchange Notes. The Exchange Notes may be presented for registration of transfer and exchange at the offices of the registrar. The Company may change the paying agent and registrar without notice to holders of the Exchange Notes. It is expected that the Company will pay principal and interest (and premium, if any) on the Exchange Notes at the Trustee’s corporate office by wire transfer, if book-entry at DTC, or check mailed to the registered address of holders of the Exchange Notes.

Principal, Maturity and Interest

The Exchange Notes will mature on March 17, 2022. The Exchange Notes will initially be limited to an aggregate principal amount of $300,000,000 issued in connection with the Exchange Offer. After their issue date, additional notes (“Additional Notes”) may be issued from time to time. The Exchange Notes and the Additional Notes that are actually issued will be treated as a single class for all purposes under the Indenture, including, without limitation, as to waivers, amendments, redemptions and offers to purchase. Unless the context otherwise requires, for all purposes of the Indenture and this “Description of the Exchange Notes”, references to the Exchange Notes include any Additional Notes actually issued.

Interest on the Exchange Notes will accrue at a rate per annum of 4.070% and will be payable semiannually in arrears in cash on each March 15 and September 15, commencing on September 15, 2017, to the persons who are registered holders of the Exchange Notes at the close of business on the March 1 or September 1 immediately preceding the applicable interest payment date. Interest on the Exchange Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of issuance to but excluding the actual interest payment date.

Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Optional Redemption

The Company may at any time and from time to time, at its option, redeem the Exchange Notes outstanding (in whole or in part) at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, on the Exchange Notes to be redeemed to the applicable redemption date, plus the applicable Make-Whole Premium. The Company shall give not less than 30 nor more than 60 days’ notice to such redemption.

In the event that the Company chooses to redeem less than all of the Exchange Notes, selection of such Exchange Notes for redemption will be made by the Trustee either:

(1)	in compliance with the requirements of the principal national securities exchange, if any, on which such Exchange Notes are listed; or

(2)	if such Exchange Notes are not so listed, by lot or on a pro rata basis or such other method which the Trustee deems appropriate.

“Make-Whole Premium” with respect to an Exchange Note means an amount equal to the excess of (a) the present value of the remaining interest, premium and principal payments due on such Exchange Note to its final maturity date computed using a discount rate equal to the Treasury Rate on such date plus 0.350% over (b) the outstanding principal amount of such Exchange Note.

“Treasury Rate” for any date, means with respect to the Exchange Notes the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the date the redemption is to be effected (the “Specified Redemption Date”) (or, if such Statistical Release is no longer published or specific information included therein, any publicly available source of similar market data) most nearly equal to the period from the Specified Redemption Date to March 17, 2022; provided, however, that if the period from the Specified Redemption Date to March 17, 2022, is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given except that if the period from the Specified Redemption Date to March 17, 2022, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used).

Change of Control Repurchase Event

If a change of control repurchase event occurs, unless we have exercised our right to redeem the Exchange Notes as described above, we will be required to make an offer to each holder of Exchange Notes to repurchase all or any part (in minimum principal amount of $2,000 and integral multiples of $1,000 in excess thereof) of that holder’s Exchange Notes at a repurchase price in cash equal to 101% of the aggregate principal amount of Exchange Notes repurchased plus any accrued and unpaid interest on the Exchange Notes repurchased to, but not including, the date of repurchase. Within 30 days following any change of control repurchase event or, at our option, prior to any change of control, but after the public announcement of the change of control, we will deliver a notice to each holder of Exchange Notes, with a copy to the Trustee, describing the transaction or transactions that constitute or may constitute the change of control repurchase event and offering to repurchase Exchange Notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is delivered. The notice shall, if delivered prior to the date of consummation of the change of control, state that the offer to purchase is conditioned on a change of control repurchase event occurring on or prior to the payment date specified in the notice. We will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Exchange Notes as a result of a change of control repurchase event. To the extent that the provisions of any securities laws or regulations conflict with the change of control repurchase event provisions of the Exchange Notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the change of control repurchase event provisions of the Exchange Notes by virtue of such conflict.

On the repurchase date following a change of control repurchase event, we will, to the extent lawful:

(1)	accept for payment all Exchange Notes or portions of Exchange Notes properly tendered pursuant to our offer;

(2)	deposit with the paying agent an amount equal to the aggregate purchase price in respect of all Exchange Notes properly tendered; and

(3)	deliver or cause to be delivered to the Trustee the Exchange Notes properly accepted, together with an Officers’ Certificate stating the aggregate principal amount of Exchange Notes being purchased by us.

The paying agent will promptly pay to each holder of Exchange Notes properly tendered the purchase price for the Exchange Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any Exchange Notes surrendered; provided that each new note will be in a minimum principal amount of $2,000 and an integral multiple of $1,000 in excess thereof.

We will not be required to make an offer to repurchase the Exchange Notes upon a change of control repurchase event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all Exchange Notes properly tendered and not withdrawn under its offer.

For purposes of the foregoing discussion of a repurchase at the option of holders of Exchange Notes, the following definitions are applicable:

“below investment grade ratings event” means that on any day within the 60-day period (which period shall be extended so long as the rating of the Exchange Notes is under publicly announced consideration for a possible downgrade by any of the rating agencies) after the earlier of (1) the occurrence of a change of control; or (2) public notice of the occurrence of a change of control or the intention by Xerox to effect a change of control, the Exchange Notes are rated below investment grade by each of the rating agencies. Notwithstanding the foregoing, a below investment grade ratings event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular change of control (and thus shall not be deemed a below investment grade ratings event for purposes of the definition of change of control repurchase event hereunder) if the rating agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable change of control (whether or not the applicable change of control shall have occurred at the time of the ratings event).

“change of control” means the occurrence of one or more of the following events:

(1)	any “person”, including its affiliates and associates, other than the Company or its subsidiaries, or any “group” files a Schedule 13D or Schedule TO (or any successor schedule, form or report under the Exchange Act) disclosing that such person or group has become the “beneficial owner” of 50% or more of the combined voting power of the Company’s Capital Stock or other Capital Stock into which the Company’s Common Stock is reclassified or changed, with certain exceptions having ordinary power to elect directors, or has the power to, directly or indirectly, elect managers, trustees or a majority of the members of the Company’s Board of Directors;

(2)

there shall be consummated any share exchange, consolidation or merger of the Company pursuant to which the Company’s Common Stock would be converted into cash, securities or other property, or the Company sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets, in each case other than pursuant to a share exchange, consolidation or merger of the Company in which the holders of the Company’s Common Stock immediately prior to the share exchange, consolidation or merger have, directly or indirectly, at least a majority of the total voting power in the aggregate of all classes of Capital Stock of the continuing or surviving corporation immediately after the share exchange, consolidation or merger;

(3)	the Company is dissolved or liquidated; or

(4)	the first day on which a majority of the Company’s Board of Directors are not Continuing Directors.

“change of control repurchase event” means the occurrence of both a change of control and a below investment grade ratings event.

“Continuing Directors” means, as of any date of determination, any member of the Company’s Board of Directors who (1) was a member of such Board of Directors on the date of the issuance of the Exchange Notes; or (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election (either by a specific vote or by approval of the Company’s proxy statement in which such member was named as a nominee for election as a director).

“Fitch” means Fitch Ratings Ltd.

“investment grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s); a rating of BBB- or better by S&P or Fitch (or its equivalent under any successor rating categories of S&P and Fitch); and the equivalent investment grade credit rating from any additional rating agency or rating agencies selected by us.

“Moody’s” means Moody’s Investors Service Inc.

“rating agency” means (1) each of Moody’s, S&P and Fitch; and (2) if any of Moody’s, S&P or Fitch ceases to rate the Exchange Notes or fails to make a rating of the Exchange Notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, selected by us (as certified by a resolution of our Board of Directors) as a replacement agency for Moody’s, S&P or Fitch, or all of them, as the case may be.

“S&P” means Standard & Poor’s Ratings Services, a division of McGraw-Hill, Inc.

“voting stock” of any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date means the Capital Stock of such person that is at the time entitled to vote generally in the election of the Board of Directors of such person.

The change of control repurchase event feature of the Exchange Notes may in certain circumstances make more difficult or discourage a sale or takeover of Xerox and, thus, the removal of incumbent management. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a change of control under the Exchange Notes, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings on the Exchange Notes.

We may not have sufficient funds to repurchase all the Exchange Notes upon a change of control repurchase event. In addition, even if we have sufficient funds, we may be prohibited from repurchasing the Exchange Notes by the terms of certain of our other indebtedness. See “Risk Factors—We may not be able to purchase your Exchange Notes upon a change of control repurchase event”.

Limitation on Liens

Xerox will not create or suffer to exist, or permit any of its Specified Subsidiaries to create or suffer to exist, any Lien, or any other type of preferential arrangement, upon or with respect to any of its properties (other than

“margin stock” as that term is defined in Regulation U issued by the Board of Governors of the Federal Reserve System), whether now owned or hereafter acquired, or assign, or permit any of its Specified Subsidiaries to assign, any right to receive income, in each case to secure any Indebtedness (other than Indebtedness described in clauses (5) and (8) of the definition of “Indebtedness” herein) without making effective provision whereby all of the Exchange Notes (together with, if Xerox shall so determine, any other Indebtedness of Xerox or such Specified Subsidiary then existing or thereafter created which is not subordinate to the Exchange Notes) shall be equally and ratably secured with the Indebtedness secured by such security (provided that any Lien created for the benefit of the holders of the Exchange Notes pursuant to this sentence shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Lien that resulted in such provision becoming applicable, unless a Default or Event of Default shall then be continuing); provided, however, that Xerox or its Specified Subsidiaries may create or suffer to exist any Lien or preferential arrangement of any kind in, of or upon any of the properties or assets of Xerox or its Specified Subsidiaries to secure Indebtedness if upon creation of such Lien or arrangement and after giving effect thereto, the aggregate principal amount of Indebtedness secured by Liens would not exceed the greater of (i) $2.0 billion and (ii) 20% of the Consolidated Net Worth of Xerox; and provided, further, that the foregoing restrictions or limitations shall not apply to any of the following:

(1)	deposits, liens or pledges arising in the ordinary course of business to enable Xerox or any of its Specified Subsidiaries to exercise any privilege or license or to secure payments of workers’ compensation or unemployment insurance, or to secure the performance of bids, tenders, leases, contracts (other than for the payment of borrowed money) or statutory landlords’ liens or to secure public or statutory obligations or surety, stay or appeal bonds, or other similar deposits or pledges made in the ordinary course of business;

(2)	Liens imposed by law or other similar Liens, if arising in the ordinary course of business, such as mechanic’s, materialman’s, workman’s, repairman’s or carrier’s liens, or deposits or pledges in the ordinary course of business to obtain the release of such Liens;

(3)	Liens arising out of judgments or awards against Xerox or any of its Specified Subsidiaries in an aggregate amount not to exceed at any time outstanding under this clause (3) the greater of (a) 15% of the Consolidated Net Worth of Xerox or (b) the minimum amount which, if subtracted from such Consolidated Net Worth, would reduce such Consolidated Net Worth below $3.2 billion and, in each case, with respect to which Xerox or such Specified Subsidiary shall in good faith be prosecuting an appeal or proceedings for review, or Liens for the purpose of obtaining a stay or discharge in the course of any legal proceedings;

(4)	Liens for taxes if such taxes are not delinquent or thereafter can be paid without penalty, or are being contested in good faith by appropriate proceedings, or minor survey exceptions or minor encumbrances, easements or restrictions which do not in the aggregate materially detract from the value of the property so encumbered or restricted or materially impair their use in the operation of the business of Xerox or any Specified Subsidiary owning such property;

(5)	Liens in favor of any government or department or agency thereof or in favor of a prime contractor under a government contract and resulting from the acceptance of progress or partial payments under government contracts or subcontracts thereunder;

(6)	Liens existing on December 1, 1991;

(7)	purchase money liens or security interests in property acquired or held by Xerox or any Specified Subsidiary in the ordinary course of business to secure the purchase price thereof or Indebtedness incurred to finance the acquisition thereof;

(8)	Liens existing on property at the time of its acquisition;

(9)	[Reserved];

(10)	the replacement, extension or renewal of any of the foregoing; and

(11)	Liens on any assets of any Specified Subsidiary of up to $500.0 million incurred since December 1, 1991 in connection with the sale or assignment of assets of such Specified Subsidiary for cash where the proceeds are applied to repayment of Indebtedness of such Specified Subsidiary and/or invested by such Specified Subsidiary in assets which would be reflected as receivables on the balance sheet of such Specified Subsidiary.

In addition, if any Capital Markets Debt of Xerox or any Restricted Subsidiary becomes secured by a Lien pursuant to any provision similar to the covenant in the immediately preceding paragraph, then, for so long as such Capital Markets Debt of Xerox is secured by such Lien (and provided that any Lien created for the benefit of the holders of the Exchange Notes pursuant to this sentence shall be automatically and unconditionally released and discharged upon the release and discharge of the Lien that resulted in the imposition of the Lien hereunder):

(1)	in the case of a Lien securing Subordinated Indebtedness, the Exchange Notes shall be secured by a Lien on the same property as such Lien that is senior in priority to such Lien; and

(2)	in all other cases, the Exchange Notes shall be equally and ratably secured by a Lien on the same property as such Lien.

Merger, Consolidation and Sale of Assets

Xerox will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary of Xerox to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of Xerox’s assets (determined on a consolidated basis for Xerox and Xerox’s Restricted Subsidiaries) whether as an entirety or substantially as an entirety to any Person unless:

(1)	either:

(a)	Xerox shall be the surviving or continuing corporation; or

(b)	the Person (if other than Xerox) formed by such consolidation or into which Xerox is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of Xerox and of Xerox’s Restricted Subsidiaries substantially as an entirety (the “Surviving Entity”):

(x)	shall be a corporation organized and validly existing under the laws of the United States or any State thereof or the District of Columbia; and

(y)	shall expressly assume, by supplemental indenture (in form and substance satisfactory to the trustee), executed and delivered to the trustee, the due and punctual payment of the principal of, and premium, if any, and interest on all of the Exchange Notes and the performance of every covenant of the Exchange Notes and the indenture on the part of Xerox to be performed or observed;

(2)	immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above, no Default or Event of Default shall have occurred or be continuing; and

(3)	Xerox or the Surviving Entity shall have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture, comply with the applicable provisions of the indenture and that all conditions precedent in the indenture relating to such transaction have been satisfied.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all the properties or assets of one or more Restricted Subsidiaries of Xerox, the Capital Stock of which constitutes all or substantially all the properties and assets of Xerox, shall be deemed to be the transfer of all or substantially all the properties and assets of Xerox.

The Indenture provides that upon any consolidation, combination or merger or any transfer of all or substantially all the assets of Xerox in accordance with the foregoing, in which Xerox is not the continuing corporation, the successor Person formed by such consolidation or into which Xerox is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, Xerox under the Indenture and the Exchange Notes with the same effect as if such Surviving Entity had been named as such.

Notwithstanding the foregoing, Xerox need not comply with clause (2) of the first paragraph of this covenant in connection with (x) a sale assignment, transfer, conveyance or other disposition of assets between or among Xerox and any of its Wholly Owned Restricted Subsidiaries or (y) any merger of Xerox with or into any Wholly Owned Restricted Subsidiary or (z) a merger by Xerox with an Affiliate incorporated or organized solely for the purpose of reincorporating or reorganizing Xerox in another jurisdiction.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

The Company is not required to make any mandatory redemption or sinking fund payments or any offers to purchase with respect to the Exchange Notes. We may at any time and from time to time purchase Exchange Notes in the open market or otherwise.

Events of Default, Notice and Waiver

The following events are defined in the Indenture as “Events of Default” with respect to a series of Exchange Notes:

(1)	the failure to pay interest on Exchange Notes when the same becomes due and payable and the default continues for a continuous period of 30 days;

(2)	the failure to pay the principal on Exchange Notes, when such principal becomes due and payable, at maturity, upon redemption or otherwise;

(3)	a default in the observance or performance of any other covenant or agreement contained in the Indenture which default continues for a period of 90 days after we receive written notice specifying the default (and demanding that such default be remedied) from the Trustee or the holders of at least 25% of the outstanding principal amount of the Exchange Notes (except in the case of a default with respect to the “Merger, Consolidation and Sale of Assets” covenant, which will constitute an Event of Default with such notice requirement but without such passage of time requirement); or

(4)	certain events of bankruptcy affecting Xerox or any of its significant subsidiaries.

If an Event of Default (other than an Event of Default specified in clause (4) above with respect to Xerox) shall occur and be continuing, the Trustee or the holders of at least 25% in principal amount of outstanding Exchange Notes may declare the principal of and accrued interest on all Exchange Notes to be due and payable by notice in writing to Xerox and the Trustee specifying the respective Event of Default and that it is a “notice of acceleration”, and the same shall become immediately due and payable. If an Event of Default specified in clause (4) above with respect to Xerox occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the outstanding Exchange Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder.

The Indenture will provide that, at any time after a declaration of acceleration with respect to the Exchange Notes as described in the preceding paragraph, the holders of a majority in principal amount of the Exchange Notes may rescind and cancel such declaration and its consequences:

(1)	if the rescission would not conflict with any judgment or decree;

(2)	if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

(3)	to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid; and

(4)	if Xerox has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances.

No such rescission shall affect any subsequent Default or impair any right consequent thereto.

The holders of a majority in principal amount of the Exchange Notes under the Indenture may waive any existing Default or Event of Default, and its consequences, except a default in the payment of the principal of or interest.

Holders of the Exchange Notes may not enforce the Indenture or the Exchange Notes except as provided in the Indenture and under the TIA. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the holders, unless such holders have offered to the Trustee reasonable indemnity. Subject to all provisions of the Indenture and applicable law, the holders of a majority in aggregate principal amount of the Exchange Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

Under the Indenture, Xerox is required to provide an officers’ certificate to the Trustee promptly upon any such officer obtaining knowledge of any Default or Event of Default (provided that such officers shall provide such certification at least annually whether or not they know of any Default or Event of Default) that has occurred and, if applicable, describe such Default or Event of Default and the status thereof.

Legal Defeasance and Covenant Defeasance

Xerox may, at its option and at any time, elect to have its obligations discharged with respect to Exchange Notes (“Legal Defeasance”). Such Legal Defeasance means that Xerox shall be deemed to have paid and discharged the entire indebtedness represented by the Exchange Notes, except for:

(1)	the rights of holders to receive payments in respect of the principal of, premium, if any, and interest on the Exchange Notes when such payments are due from the trust fund referred to below;

(2)	Xerox’s obligations with respect to the Exchange Notes concerning issuing temporary debt securities, issuing debt securities to replace mutilated, destroyed, lost or stolen debt securities and the maintenance of an office or agency for payments;

(3)	the rights, powers, trust, duties and immunities of the Trustee and Xerox’s obligations in connection therewith; and

(4)	the Legal Defeasance provisions of the Indenture.

In addition, Xerox may, at its option and at any time, elect to have its obligations released with respect to certain covenants (other than, among others, the covenant to make payments in respect of the principal of, premium, if any, and interest on the Exchange Notes) that are described in the Indenture (“Covenant Defeasance”), and, thereafter, any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Exchange Notes. In the event Covenant Defeasance occurs, certain events (not including nonpayment, bankruptcy, receivership, reorganization and insolvency events) described under “—Events of Default, Notice and Waiver” will no longer constitute Events of Default with respect to the Exchange Notes. We may exercise our Legal Defeasance option notwithstanding our prior exercise of our Covenant Defeasance option.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)	We must irrevocably deposit with the Trustee, in trust for the benefit of the holders of the Exchange Notes, cash in U.S. dollars, non-callable U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the Exchange Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be;

(2)	in the case of Legal Defeasance, we shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that:

(a)	Xerox has received from, or there has been published by, the Internal Revenue Service a ruling; or

(b)	since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the applicable holders will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)	in the case of Covenant Defeasance, Xerox shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the applicable holders will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)	no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

(5)	such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, the Indenture or any other material agreement or instrument to which Xerox or any of its subsidiaries is a party or by which Xerox or any of its subsidiaries is bound;

(6)	Xerox shall have delivered to the Trustee an officers’ certificate stating that the deposit was not made by Xerox with the intent of preferring the holders over any other creditors of Xerox or with the intent of defeating, hindering, delaying or defrauding any other creditors of Xerox or others;

(7)	Xerox shall have delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with; and

(8)	certain other customary conditions precedent are satisfied.

Notwithstanding the foregoing, the opinion of counsel required by clause (2) above with respect to a Legal Defeasance need not be delivered if all Exchange Notes not theretofore delivered to the Trustee for cancellation (1) have become due and payable or (2) will become due and payable on the maturity date within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of Xerox.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect (except as to surviving rights of transfer or exchange of the Exchange Notes, as expressly provided for in the Indenture) as to all outstanding Exchange Notes under the Indenture when:

(1)	either:

(a)	all Exchange Notes theretofore authenticated and delivered (except lost, stolen or destroyed Exchange Notes which have been replaced or paid and Exchange Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by Xerox and thereafter repaid to Xerox or discharged from such trust) have been delivered to the Trustee for cancellation; or

(b)	all Exchange Notes not theretofore delivered to the Trustee for cancellation have become due and payable within one year or as a result of a mailing of a notice of redemption; and

Xerox has irrevocably deposited or caused to be deposited with the Trustee cash or non-callable U.S. government obligations or a combination thereof in an amount sufficient to pay and discharge the entire Indebtedness on the Exchange Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Exchange Notes to the date of deposit together with irrevocable instructions from Xerox directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(2)	Xerox has paid all other sums payable under the Indenture in respect of the Exchange Notes by Xerox; and

(3)	Xerox has delivered to the Trustee an officers’ certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture in respect of the Exchange Notes have been complied with.

Modification of the Indenture

From time to time, Xerox and the Trustee, without the consent of the holders of the Exchange Notes, may amend the Indenture for certain specified purposes, including curing ambiguities, defects or inconsistencies, complying with the covenant described under “—Merger, Consolidation and Sale of Assets”, complying with any requirement of the SEC in connection with qualifying, or maintaining the qualification of, the Indenture under the TIA and making any change that does not adversely affect the rights of any holder of the Exchange Notes in any material respect. Other modifications and amendments of the Indenture as it applies to the Exchange Notes may be made with the consent of the holders of a majority in principal amount of the then outstanding Exchange Notes, except that, without the consent of each holder affected thereby, no amendment may:

(1)	reduce the amount of Exchange Notes whose holders must consent to an amendment;

(2)	reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on Exchange Notes;

(3)	reduce the principal of or change or have the effect of changing the fixed maturity of Exchange Notes, or change the date on which any Exchange Notes may be subject to redemption or reduce the redemption price therefor;

(4)	make Exchange Notes payable in money other than U.S. dollars;

(5)	make any change in provisions of the Indenture protecting the right of each holder to receive payment of principal of and interest on the Exchange Notes on or after the due date thereof or to bring suit to enforce such payment, or permitting holders of a majority in principal amount of the Exchange Notes to waive Defaults or Events of Default; and

(6)	modify or change any provision of the Indenture or the related definitions affecting the ranking of the Exchange Notes in a manner which adversely affects the holders.

Governing Law

The Indenture and the Exchange Notes shall be construed in accordance with and governed by the laws of the State of New York, without giving effect to the principles thereof relating to conflicts of law (other than Section 5-1401 of the General Obligations Law of the State of New York, and any successor statute or statutes).

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

“Affiliate” means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative of the foregoing.

“Board of Directors” means, as to any Person, the board of directors or similar governing body of such Person or any duly authorized committee thereof.

“Board Resolution” means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Capital Markets Debt” means any Indebtedness that is a security (other than syndicated commercial loans) that is eligible for resale in the United States pursuant to Rule 144A under the Securities Act or outside the United States pursuant to Regulation S of the Securities Act or a security (other than syndicated commercial loans) that is sold or subject to resale pursuant to a registration statement under the Securities Act.

“Capital Stock” means:

(1)	with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person; and

(2)	with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person.

“Capitalized Lease Obligation” means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

“Common Stock” of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person’s common stock, whether outstanding on January 17, 2002, or issued thereafter, and includes, without limitation, all series and classes of such common stock.

“Consolidated Net Worth” means, at any time, as to a given entity (a) the sum of the amounts appearing on the latest consolidated balance sheet of such entity and its Subsidiaries, prepared in accordance with generally accepted accounting principles consistently applied, as (i) the par or stated value of all outstanding Capital Stock (including preferred stock), (ii) capital paid-in and earned surplus or earnings retained in the business plus or minus cumulative transaction adjustments, (iii) any unappropriated surplus reserves, (iv) any net unrealized appreciation of equity investment and (v) minorities’ interests in equity of subsidiaries, less (b) treasury stock plus (c) in the case of Xerox, $600.0 million.

“Default” means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

“Disqualified Capital Stock” means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event (other than an event which would constitute an asset sale or change of control), matures or is mandatorily redeemable (other than such Capital Stock that will be redeemed with Qualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except, in each case, upon the occurrence of an asset sale or change of control) on or prior to the final maturity date of the Exchange Notes.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

“Fair market value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect from time to time.

“Indebtedness” means with respect to any Person, without duplication:

(1)	all indebtedness of such Person for borrowed money;

(2)	all indebtedness of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)	all Capitalized Lease Obligations of such Person;

(4)	all indebtedness of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all indebtedness under any title retention agreement (but excluding trade accounts payable incurred in the ordinary course with a maturity of not greater than 90 days);

(5)	all indebtedness for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction (other than obligations with respect to letters of credit supporting obligations not for money borrowed entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the fifth business day following payment on the letter of credit);

(6)	guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (1) through (5) above and clause (8) below;

(7)	all indebtedness of any other Person of the type referred to in clauses (1) through (6) which are secured by any Lien on any property or asset of such Person, the amount of such indebtedness being deemed to be the lesser of the fair market value of such property or asset or the amount of the indebtedness so secured;

(8)	all indebtedness under currency agreements and interest swap agreements of such Person; and

(9)	all Disqualified Capital Stock issued by such Person or any Preferred Stock of such Person or any Restricted Subsidiary of such Person with the amount of Indebtedness represented by such Disqualified Capital Stock or Preferred Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any.

For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Capital Stock or Preferred Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such

Disqualified Capital Stock or Preferred Stock as if such Disqualified Capital Stock or Preferred Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock or Preferred Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock or Preferred Stock.

Accrual of interest, accrual of dividends, the accretion of accreted value, the payment of interest in the form of additional Indebtedness and the payment of dividends in the form of additional shares of Preferred Stock will not be deemed to be an incurrence of Indebtedness. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value of the Indebtedness in the case of any Indebtedness issued with original issue discount and (ii) the principal amount or liquidation preference thereof.

“Lien” means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

“Person” means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

“Preferred Stock” of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Capital Stock.

“Restricted Subsidiary” of any Person means any Subsidiary of such Person which at the time of determination is not an Unrestricted Subsidiary.

“Securities Act” means the Securities Act of 1933, as amended, or any successor statute or statutes thereto.

“Specified Subsidiary” means any Subsidiary of Xerox from time to time having a Consolidated Net Worth of at least $100.0 million; provided, however, that each of Xerox Holdings, Inc. and any other Subsidiary principally engaged in any business or businesses other than development, manufacture and/or marketing of (x) business equipment (including, without limitation, reprographic, computer (including software) and facsimile equipment), (y) merchandise or (z) services (other than financial services) shall be excluded as a “Specified Subsidiary” of Xerox.

“Subordinated Indebtedness” means Indebtedness of Xerox that is subordinated or junior in right of payment to the Exchange Notes.

“Subsidiary”, with respect to any Person, means:

(1)	any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person; or

(2)	any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

“Unrestricted Subsidiary” of any Person means:

(1)	the Subsidiary to be so designated has total assets of $1,000 or less or any Subsidiary of such Person that at the time of determination shall be or continue to be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below; and

(2)	any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors may designate any Subsidiary (including any newly-acquired or newly-formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, Xerox or any other Subsidiary of Xerox that is not a Subsidiary of the Subsidiary to be so designated; provided that each Subsidiary to be so designated and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of Xerox or any of its Restricted Subsidiaries.

The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing.

Any such designation by the Board of Directors shall be evidenced to the trustee by promptly filing with the trustee a copy of the Board Resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the foregoing provisions.

“Wholly Owned Restricted Subsidiary” of any Person means any Wholly Owned Subsidiary of such Person which at the time of determination is a Restricted Subsidiary of such Person.

“Wholly Owned Subsidiary” of any Person means any Subsidiary of such Person of which all the outstanding voting securities (other than in the case of a foreign Subsidiary, directors’ qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) are owned by such Person or any Wholly Owned Subsidiary of such Person.

BOOK-ENTRY, DELIVERY AND FORM

We have obtained the information in this section concerning The Depository Trust Company (“DTC”), Clearstream Banking, S.A., Luxembourg (“Clearstream, Luxembourg”) and Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”) and their book-entry systems and procedures from sources that we believe to be reliable. We take no responsibility for an accurate portrayal of this information. In addition, the description of the clearing systems in this section reflects our understanding of the rules and procedures of DTC, Clearstream, Luxembourg and Euroclear as they are currently in effect. Those systems could change their rules and procedures at any time.

The Exchange Notes will initially be represented by one or more fully registered global notes. Each such global note will be deposited with, or on behalf of, DTC or any successor thereto and registered in the name of Cede & Co. (DTC’s nominee). You may hold your interests in the global notes in the United States through DTC, or in Europe through Clearstream, Luxembourg or Euroclear, either as a participant in such systems or indirectly through organizations which are participants in such systems. Clearstream, Luxembourg and Euroclear will hold interests in the global notes on behalf of their respective participating organizations or customers through customers’ securities accounts in Clearstream, Luxembourg’s or Euroclear’s names on the books of their respective depositaries, which in turn will hold those positions in customers’ securities accounts in the depositaries’ names on the books of DTC. Citibank, N.A. will act as depositary for Clearstream, Luxembourg and JPMorgan Chase Bank, N.A. will act as depositary for Euroclear.

So long as DTC or its nominee is the registered owner of the global securities representing the Exchange Notes, DTC or such nominee will be considered the sole owner and holder of the notes for all purposes of the Exchange Notes and the Indenture. Except as provided below, owners of beneficial interests in the Exchange Notes will not be entitled to have the Exchange Notes registered in their names, will not receive or be entitled to receive physical delivery of the Exchange Notes in definitive form and will not be considered the owners or holders of the Exchange Notes under the Indenture, including for purposes of receiving any reports delivered by us or the trustee pursuant to the Indenture. Accordingly, each person owning a beneficial interest in an Exchange Note must rely on the procedures of DTC or its nominee and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, in order to exercise any rights of a holder of Exchange Notes.

Unless and until we issue the Exchange Notes in fully certificated, registered form under the limited circumstances described below under the heading “—Certificated Notes”:

•	you will not be entitled to receive a certificate representing your interest in the Exchange Notes;

•	all references in this prospectus or an accompanying prospectus supplement to actions by holders will refer to actions taken by DTC upon instructions from its direct participants; and

•	all references in this prospectus or an accompanying prospectus supplement to payments and notices to holders will refer to payments and notices to DTC or Cede & Co., as the registered holder of the Exchange Notes, for distribution to you in accordance with DTC procedures.

The Depository Trust Company

DTC will act as securities depositary for the Exchange Notes. The Exchange Notes will be issued as fully registered notes registered in the name of Cede & Co. DTC is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” under the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” under the New York Uniform Commercial Code; and

•	a “clearing agency” registered under the provisions of Section 17A of the Exchange Act.

DTC holds securities that its direct participants deposit with DTC. DTC facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in direct participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

Direct participants of DTC include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants. Indirect participants of DTC, such as securities brokers and dealers, banks and trust companies, can also access the DTC system if they maintain a custodial relationship with a direct participant.

Purchases of notes under DTC’s system must be made by or through direct participants, which will receive a credit for the notes on DTC’s records. The ownership interest of each beneficial owner is in turn to be recorded on the records of direct participants and indirect participants. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct participants or indirect participants through which such beneficial owners entered into the transaction. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in notes, except as provided below in “—Certificated Notes”.

To facilitate subsequent transfers, all notes deposited with DTC are registered in the name of DTC’s nominee, Cede & Co. The deposit of notes with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes. DTC’s records reflect only the identity of the direct participants to whose accounts such notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Book-Entry Format

Under the book-entry format, the paying agent will pay interest or principal payments to Cede & Co., as nominee of DTC. DTC will forward the payment to the direct participants, who will then forward the payment to the indirect participants (including Clearstream, Luxembourg or Euroclear) or to you as the beneficial owner.

You may experience some delay in receiving your payments under this system. Neither we, the trustee under the indenture nor any paying agent has any direct responsibility or liability for the payment of principal or interest on the notes to owners of beneficial interests in the notes.

DTC is required to make book-entry transfers on behalf of its direct participants and is required to receive and transmit payments of principal, premium, if any, and interest on the notes. Any direct participant or indirect participant with which you have an account is similarly required to make book-entry transfers and to receive and transmit payments with respect to the notes on your behalf. We and the trustee under the indenture have no responsibility for any aspect of the actions of DTC, Clearstream, Luxembourg or Euroclear or any of their direct or indirect participants. In addition, we and the trustee under the indenture have no responsibility or liability for any aspect of the records kept by DTC, Clearstream, Luxembourg, Euroclear or any of their direct or indirect participants relating to or payments made on account of beneficial ownership interests in the notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. We also do not supervise these systems in any way.

The trustee will not recognize you as a holder under the indenture, and you can only exercise the rights of a holder indirectly through DTC and its direct participants. DTC has advised us that it will only take action regarding a note if one or more of the direct participants to whom the note is credited directs DTC to take such action and only in respect of the portion of the aggregate principal amount of the notes as to which that participant or participants has or have given that direction. DTC can only act on behalf of its direct participants. Your ability to pledge notes to non-direct participants, and to take other actions, may be limited because you will not possess a physical certificate that represents your notes.

Neither DTC nor Cede & Co. (nor such other DTC nominee) will consent or vote with respect to the notes unless authorized by a direct participant in accordance with DTC’s procedures. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the notes are credited on the record date (identified in a listing attached to the omnibus proxy).

Clearstream, Luxembourg or Euroclear will credit payments to the cash accounts of Clearstream, Luxembourg customers or Euroclear participants in accordance with the relevant system’s rules and procedures, to the extent received by its depositary. These payments will be subject to tax reporting in accordance with relevant United States tax laws and regulations. Clearstream, Luxembourg or the Euroclear Operator, as the case may be, will take any other action permitted to be taken by a holder under the indenture on behalf of a Clearstream, Luxembourg customer or Euroclear participant only in accordance with its relevant rules and procedures and subject to its depositary’s ability to effect those actions on its behalf through DTC.

DTC, Clearstream, Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of the notes among participants of DTC, Clearstream, Luxembourg and Euroclear. However, they are under no obligation to perform or continue to perform those procedures, and they may discontinue those procedures at any time.

Transfers Within and Among Book-Entry Systems

Transfers between DTC’s direct participants will occur in accordance with DTC rules. Transfers between Clearstream, Luxembourg customers and Euroclear participants will occur in accordance with its applicable rules and operating procedures.

DTC will effect cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream, Luxembourg customers or Euroclear participants, on the other hand, in accordance with DTC rules on behalf of the relevant European international clearing system by its depositary. However, cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in that system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, instruct its depositary to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream, Luxembourg customers and Euroclear participants may not deliver instructions directly to the depositaries.

Because of time-zone differences, credits of securities received in Clearstream, Luxembourg or Euroclear resulting from a transaction with a DTC direct participant will be made during the subsequent securities settlement processing, dated the business day following the DTC settlement date. Those credits or any transactions in those securities settled during that processing will be reported to the relevant Clearstream, Luxembourg customer or Euroclear participant on that business day. Cash received in Clearstream, Luxembourg or Euroclear as a result of sales of securities by or through a Clearstream, Luxembourg customer or a Euroclear participant to a DTC direct participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream, Luxembourg or Euroclear cash amount only as of the business day following settlement in DTC.

Although DTC, Clearstream, Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of debt securities among their respective participants, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

Certificated Notes

Unless and until they are exchanged, in whole or in part, for notes in definitive form in accordance with the terms of the Exchange Notes, the Exchange Notes may not be transferred except (1) as a whole by DTC to a nominee of DTC or (2) by a nominee of DTC to DTC or another nominee of DTC or (3) by DTC or any such nominee to a successor of DTC or a nominee of such successor.

We will issue notes to you or your nominees, in fully certificated registered form, rather than to DTC or its nominees, only if:

•	we advise the trustee in writing that DTC is no longer willing or able to discharge its responsibilities properly or that DTC is no longer a registered clearing agency under the Securities Exchange Act of 1934, and the trustee or we are unable to locate a qualified successor within 90 days;

•	an event of default has occurred and is continuing under the indenture; or

•	we, at our option, elect to terminate the book-entry system through DTC.

If any of the three above events occurs, DTC is required to notify all direct participants that Exchange Notes in fully certificated registered form are available through DTC. DTC will then surrender the global note representing the Exchange Notes along with instructions for re-registration. The trustee will re-issue the Exchange Notes in fully certificated registered form and will recognize the registered holders of the certificated debt securities as holders under the Indenture.

Unless and until we issue the Exchange Notes in fully certificated, registered form, (1) you will not be entitled to receive a certificate representing your interest in the Exchange Notes; (2) all references in this prospectus supplement or the accompanying prospectus to actions by holders will refer to actions taken by the depositary upon instructions from their direct participants; and (3) all references in this prospectus supplement or the accompanying prospectus to payments and notices to holders will refer to payments and notices to the depositary, as the registered holder of the notes, for distribution to you in accordance with its policies and procedures.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a discussion of the anticipated U.S. federal income tax consequences applicable to a U.S. Holder (as defined below) of the Restricted Notes relating to the exchange of the Restricted Notes for the Exchange Notes.

This discussion is based on laws, regulations, rulings and decisions now in effect, all of which are subject to change, possibly with retroactive effect, or to differing interpretations. This discussion does not address the tax considerations arising under the U.S. federal estate and gift tax laws or the laws of any non-U.S., state or local jurisdiction. In addition, this summary does not discuss all aspects of U.S. federal income taxation that may be relevant to a particular holder or to certain types of holders that may be subject to special tax rules (such as banks, tax-exempt entities, insurance companies, regulated investment companies, S corporations, persons who are subject to the alternative minimum tax, dealers in securities or currencies, traders in securities electing to mark to market, U.S. expatriates, persons that hold the Exchange Notes or the Restricted Notes as a position in a “straddle” or conversion transaction, or as part of a “synthetic security” or other integrated financial transaction, U.S. Holders (as defined below) that have a “functional currency” other than the U.S. dollar, or U.S. Holders that hold the Exchange Notes or Restricted Notes through a non-U.S. broker or other intermediary). In addition, this summary is limited to holders who hold the Restricted Notes and Exchange Notes as “capital assets” within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). If you purchase notes at a price other than the offering price, the amortizable bond premium or market discount rules may also apply to you. You should consult your tax advisor regarding this possibility.

For purposes of the following discussion, a “U.S. Holder” means a beneficial owner of the Restricted Notes or Exchange Notes that for U.S. federal income tax purposes is (i) an individual who is a citizen or resident of the United States; (ii) a corporation (or any other entity treated as a corporation) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) in general, a trust if (a) it is subject to the primary supervision of a court within the United States and one or more “United States persons”, as described in Section 7701(a)(30) of the Code, have the authority to control all of the substantial decisions of the trust or (b) it has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

The exchange of a Restricted Note for an Exchange Note pursuant to the Exchange Offer will not constitute a taxable exchange for U.S. federal income tax purposes and, accordingly, the Exchange Note received will be treated as a continuation of the Restricted Note in the hands of such U.S. Holder. As a result, there will be no U.S. federal income tax consequences to a U.S. Holder who exchanges a Restricted Note for an Exchange Note pursuant to the Exchange Offer, and any such holder will have the same adjusted tax basis and holding period in the Exchange Note as it had in the Restricted Note immediately before the exchange. A U.S. Holder who does not exchange its Restricted Note for an Exchange Note pursuant to the Exchange Offer will not recognize any gain or loss, for U.S. federal income tax purposes, upon consummation of the Exchange Offer.

Please consult your own tax advisor regarding the U.S. federal, state, local, and non-U.S. and other tax considerations of the acquisition, ownership, and disposition of the Exchange Notes. Additionally, please consult your own tax advisor concerning the exchange of a Restricted Note for an Exchange Note pursuant to the Exchange Offer in light of your particular circumstances.

PLAN OF DISTRIBUTION

Each broker-dealer that receives the Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of the Exchange Notes received in exchange for the Restricted Notes where such Restricted Notes were acquired as a result of market-making activities or other trading activities. Each such broker-dealer, through its participation in the Exchange Offer, will be deemed to have confirmed to us that it has not entered into any agreement or understanding with us or any of our “affiliates”, as defined in Rule 405 under the Securities Act, to participate in a “distribution”, as defined in the Securities Act, of the Exchange Notes.

We have agreed that, starting on the expiration date and ending 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

The Company will not receive any proceeds from any sale of the Exchange Notes by broker-dealers. The Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such Exchange Notes. Any broker-dealer that resells the Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a “distribution”, as defined in the Securities Act, of such Exchange Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of the Exchange Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the completion of the Exchange Offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents.

LEGAL MATTERS

The validity of the Exchange Notes to be offered by Xerox will be passed upon for us by Cravath, Swaine & Moore LLP, New York, New York.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2016 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Xerox Corporation

OFFER TO EXCHANGE

Up to $300,000,000 aggregate principal amount of outstanding 4.070% Senior Notes due 2022 that were issued in a private offering on March 17, 2017 (the “Restricted Notes”), for a like aggregate principal amount of 4.070% Senior Notes due 2022 (the “Exchange Notes”), in a transaction registered under the Securities Act of 1933, as amended (the “Securities Act”).

PRELIMINARY PROSPECTUS

Subject to Completion, dated                     , 2017

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

The registrant, a New York corporation, is empowered by Sections 721-726 of the New York Business Corporation Law, subject to the procedures and limitations therein, to indemnify and hold harmless any director or officer or other person from and against any and all claims and demands whatsoever, subject to such standards and restrictions, if any, as are set forth in its Restated Certificate of Incorporation, as amended, or By-laws.

The registrant’s Restated Certificate of Incorporation, as amended, does not contain indemnification provisions. Article VIII of the By-laws of the registrant requires the registrant to indemnify any person made or threatened to be made a party in any civil or criminal action or proceeding, including an action or proceeding by or in the right of the registrant to procure a judgment in its favor or by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director or officer of the registrant served in any capacity at the request of the registrant, by reason of the fact that he, his testator or intestate is or was a director or officer of the registrant or serves or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, in any capacity against judgments, fines, penalties, amounts paid in settlement and reasonable expenses, including attorneys’ fees, incurred in connection with such action or proceeding, or any appeal therein, provided that no such indemnification shall be required with respect to any settlement unless the company shall have given its prior approval thereto.

Item 21.	Exhibits and Financial Statement Schedules.

See index to exhibits following the signature pages hereto.

Item 22.	Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) under the Securities Act as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B under the Securities Act or other than prospectuses filed in reliance on Rule 430A under the Securities Act, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 under the Securities Act;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)	That, for purposes of determining liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)	To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means; this includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(8)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(9)	To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it becomes effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norwalk, State of Connecticut, on August 11, 2017.

XEROX CORPORATION

By:	/s/ William F. Osbourn Jr.
Name: William F. Osbourn Jr.
Title: Chief Financial Officer

POWER OF ATTORNEY

Each of the undersigned officers and directors of Xerox Corporation hereby constitutes and appoints William F. Osbourn Jr., Sarah H. McConnell and Douglas H. Marshall as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, in his or her name and on his or her behalf, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, whether pre-effective or post-effective, including any subsequent registration statement for the same offering which may be filed under Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power of authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, thereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Jeffrey Jacobson Jeffrey Jacobson	Chief Executive Officer and Director (Principal Executive Officer)	August 11, 2017

/s/ William F. Osbourn Jr. William F. Osbourn Jr.	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	August 11, 2017

/s/ Joseph H. Mancini Jr. Joseph H. Mancini, Jr.	Vice President and Chief Accounting Officer (Principal Accounting Officer)	August 11, 2017

/s/ Robert J. Keegan Robert J. Keegan	Director and Chairman of the Board	August 11, 2017

/s/ Gregory Q. Brown Gregory Q. Brown	Director	August 11, 2017

/s/ Jonathan Christodoro Jonathan Christodoro	Director	August 11, 2017

/s/ Joseph J. Echevarria Joseph J. Echevarria	Director	August 11, 2017

Signature	Title	Date

/s/ William Curt Hunter William Curt Hunter	Director	August 11, 2017

/s/ Cheryl Gordon Krongard Cheryl Gordon Krongard	Director	August 11, 2017

/s/ Charles Prince Charles Prince	Director	August 11, 2017

/s/ Ann N. Reese Ann N. Reese	Director	August 11, 2017

/s/ Stephen H. Rusckowski Stephen H. Rusckowski	Director	August 11, 2017

/s/ Sara Martinez Tucker Sara Martinez Tucker	Director	August 11, 2017

EXHIBIT INDEX

Exhibit No.	Description

3(a)

Restated Certificate of Incorporation of Registrant filed with the Department of State of the State of New York on February 21, 2013, as amended by Certificate of Amendment of Certificate of Incorporation filed with the Department of State of the State of New York on December 23, 2016, and June 14, 2017.

Incorporated by reference to Exhibit 3(a) to Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2017. See SEC File Number 001-04471.

3(b)

By-Laws of Registrant as amended through August 15, 2016.

Incorporated by reference to Exhibit 3(b) to Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2016. See SEC File Number 001-04471.

4(a)

Form of Indenture dated as of December 4, 2009 between Xerox Corporation and the Bank of New York Mellon, as trustee, relating to an unlimited amount of senior debt securities.

Incorporated by reference to Exhibit 4(b)(5) to Post-Effective Amendment No. 1 to Registrant’s Registration Statement No. 333-142900. See SEC File Number 001-04471.

4(b)(1)	Form of 4.070% Senior Note due 2022.*

4(b)(2)

Registration Rights Agreement dated as of March 17, 2017, by and between Registrant and Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC and Goldman, Sachs & Co.

Incorporated by reference to Exhibit 4.3 to Registrant’s Current Report on Form 8-K dated March 17, 2017. See SEC File Number 001-04471.

5	Opinion of Cravath, Swaine & Moore LLP as to the legality of the Exchange Notes and certain other legal matters.*

12

Computation of Ratio of Earnings to Fixed Charges and the Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends of Xerox Corporation.

Incorporated by reference to Exhibit 12 to Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2017, and Exhibit 12 to Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016. See SEC File Number 001-04471.

23(a)	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.*

23(b)	Consent of Cravath, Swaine & Moore LLP (see Exhibit 5).*

24	Powers of Attorney (included on the signature hereto).*

25	Form T-1 Statement of Eligibility of The Bank of New York Mellon.*

99(a)	Form of Letter to Clients.*

99(b)	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.*

99(c)	Form of Letter of Transmittal.*

99(d)	Selected Financial Data*

*	Filed herewith.